BEFORE THE PUBLIC SERVICE COMMISSION OF WYOMING

IN THE MATTER OF THE JOINT APPLICATION OF MIDAMERICAN ENERGY HOLDINGS COMPANY AND PACIFICORP FOR APPROVAL OF A REORGANIZATION OF PACIFICORP AS A WHOLLY-OWNED SUBSIDIARY OF MIDAMERICAN ENERGY HOLDINGS COMPANY

) ) ) ) ) ) ) )	Docket No. 20000-EA-05-226 (Record No. 10015)

Appearances

For the Joint Applicants, MidAmerican Energy Holdings Company (“MEHC”) and PacifiCorp (together with MEHC the “Applicants”):

PAUL J. HICKEY and ROGER C. FRANSEN of Hickey & Evans, LLP, Cheyenne, Wyoming and MARK C. MOENCH of MidAmerican Energy Holdings Company, Salt Lake City, Utah.

For the Intervenor, Office of Consumer Advocate (“OCA”):

IVAN WILLIAMS of the Office of Consumer Advocate, Cheyenne, Wyoming.

For the Intervenor, Wyoming Infrastructure Authority (“WIA”):

THOMAS DOUGHERTY of Rothgerber, Lyons & Johnson, Denver, Colorado.

For the Intervenors, Wyoming Industrial Energy Consumers (“WIEC”), and the members of WIEC (B.P. America, BreitBurn Energy Company, Chevron U.S.A., Church & Dwight Co., Inc.,

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ConocoPhillips Company, Exxon Mobil Corporation, FMC Corporation, General Chemical Industrial Products, Howell Petroleum Corporation, Marathon Oil Company, Monsanto Company, OCI Wyoming LP, Simplot Phosphates LLC, Sinclair Oil Corporation, and Solvay Chemicals, Inc.,) individually (collectively, the “WIEC Members”):

THOMAS R. O’DONNELL and JAMES K. TARPEY of Holland & Hart, Greenwood Village, Colorado.

For the Intervenor, AARP:

DALE COTTAM of Hirst & Applegate, Cheyenne, Wyoming.

For the Intervenors, the Utility Workers Union of America, AFL-CIO and the Utility Workers Union of America Local 127 (together “UWUA”):

ELIZABETH ZERGA of Jubin & Zerga, Cheyenne, Wyoming; and DAVID LIEB of Speigel & McDiarmid, Washington, D.C.

For the Intervenor, Western Resource Advocates (“WRA”):

ERIC C. GUIDRY of Western Resource Advocates, Boulder, Colorado.

For the Intervenor, Black Hills Corporation, for itself and its subsidiaries Black Hills Power, Inc. (Retail Utility), Black Hills Power, Inc. (Merchant Function), Wyodak Resources Development Corp., Black Hills Wyoming, Inc., and Enserco, Inc. (collectively, “Black Hills”):

JOHN SUNDAHL of Sundahl, Powers, Kapp & Martin, Cheyenne, Wyoming.

Heard Before

Chairman STEVE FURTNEY

Deputy Chair KATHLEEN A. “CINDY” LEWIS

Commissioner MARY BYRNES

Chief Counsel STEPHEN G. OXLEY, presiding

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pursuant to the order of the Commission

ORDER APPROVING APPLICATION FOR REORGANIZATION

(Issued February 28, 2006)

1.        This matter is before the Wyoming Public Service Commission (Commission) on the Joint Application of MEHC and PacifiCorp for approval of a reorganization of PacifiCorp as a wholly owned subsidiary of MEHC; on the interventions of OCA, AARP, UWUA, WIA, WRA, Black Hills, Basin Electric Power Cooperative (“Basin”), WIEC, the WIEC members, Kinder Morgan, Inc., and Kinder Morgan Interstate Gas Transportation, LLC (together with Kinder Morgan, Inc., “Kinder Morgan”); and on the evidence adduced in the public hearings held in this matter or otherwise admitted to the record by the Commission. The Commission, having considered the evidence of record in this case, its files concerning the case and the Applicants generally, having reviewed applicable Wyoming utility law and being otherwise fully advised in the premises, HEREBY FINDS AND CONCLUDES:

Parties and Procedure

2.       On July 15, 2005, MEHC and PacifiCorp filed their Joint Application requesting approval of a reorganization of PacifiCorp as a wholly owned subsidiary of MEHC (the Application), reflecting the May 23, 2005, agreement of ScottishPower PLC and PacifiCorp Holdings, Inc. (PHI, its wholly owned subsidiary which directly holds PacifiCorp’s common stock), to sell all of PacifiCorp’s common stock held by PHI to MEHC for approximately $9.4 billion, consisting of about $5.1 billion in cash and about $4.3 billion in net debt and preferred stock, which would remain outstanding at PacifiCorp. In the proposed transaction, MEHC would acquire all of the common stock of PacifiCorp through a new subsidiary of MEHC to be known as PPW Holdings, LLC and would assume ownership and control of PacifiCorp as an indirect subsidiary of MEHC. The transaction will include the transfer to MEHC of all of PacifiCorp’s subsidiaries, including Centralia Mining Company; Energy West Mining Company; Glenrock Coal Company; Interwest Mining Company; Pacific Minerals, Inc.; Bridger Coal Company; PacifiCorp Environmental Remediation Company; PacifiCorp Future Generations, Inc.; Canopy Botanicals, Inc.; Canopy Botanicals, SRL; PacifiCorp Investment Management, Inc.; and Trapper Mining, Inc. PacifiCorp’s interests in any subsidiaries that are less than 100% owned by PacifiCorp (e.g., Bridger Coal Company, Trapper Mining and PacifiCorp Environmental Remediation Company) are included in the sale. The affiliates of PacifiCorp owned by ScottishPower PLC through PHI are not included in the transaction and will not be sold. These include, e.g., PPM Energy, Inc., a competitive power marketing company, and PacifiCorp Group Holdings Company. With the Application, the Applicants filed the prepared

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direct testimony and exhibits of Gregory E. Abel, Judi A. Johansen, Brent E. Gale, Patrick J. Goodman, Thomas B. Specketer and Jeffrey J. Gust.

3.       On July 20, 2005, the OCA filed its Notice of Intervention.

4.       On July 22, 2005, the Applicants filed their Motion for Approval of Confidentiality Agreement, requesting that the Commission approve a form of confidentiality agreement to facilitate the exchange of commercially sensitive and otherwise confidential information among the parties.

5.       On August 4, 2005, the Commission issued its Notice of Application. The Commission’s Notice generally described the Applicants and the nature of the transaction for which approval was sought in this proceeding. Notice of the Application was published once a week for two consecutive weeks in the Buffalo Bulletin, the Casper Star Tribune, the Cody Enterprise, the Douglas Budget, the Uinta County Herald (Evanston), the Northern Wyoming Daily News (Worland), the Thermopolis Independent Record, the Rock Springs Daily Rocket-Miner, the Riverton Ranger, the Rawlins Daily Times, the Pinedale Roundup, the Lovell Chronicle, the Laramie Daily Boomerang, the Kemmerer Gazette, the Lander Journal, the Green River Star, and the Glenrock Independent. Notice of the Application was also broadcast over a two week period on KBBS (Buffalo), KTWO (Casper), KKTY (Douglas), KODI (Cody), KEVA (Evanston), KOVE (Lander), KMER (Kemmerer), KUWR (Laramie), KPIN (Pinedale), KRAL (Rawlins), KRKK (Rock Springs), KTHE (Thermopolis), and KWOR (Worland).

6.       On August 9, 2005, Black Hills filed its Petition to Intervene for itself and its subsidiary companies which conduct business with PacifiCorp. The Black Hills petition was granted by the Commission in its Order Authorizing Intervention issued August 16, 2005, and Black Hills became a party for all purposes in this proceeding.

7.       On August 16, 2005, the Applicants filed revised direct testimony and exhibits of Gregory E. Abel, Brent E. Gale, Patrick J. Goodman and Thomas B. Specketer and withdrew the previously filed direct testimony and exhibits of Jeffrey J. Gust. This was done in response to the repeal of the Public Utility Holding Company Act of 1935 (PUHCA) by the Energy Policy Act of 2005, which was signed into law on August 8, 2005 (EPAct).

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8.       On August 26, 2005, the Applicants filed their Motion for Approval of Procedural Schedule and Request for Setting in which the Applicants submitted a proposed procedural schedule for Commission approval and asked the Commission to set the matter for hearing.

9.       By their Petition dated August 29, 2005, WIEC and the WIEC Members sought to intervene both individually and collectively as WIEC in the captioned proceeding. On September 13, 2005, the Commission issued its Orders Authorizing Intervention for WIEC and the WIEC Members as individual entities; and it and each of them thereupon became parties for all purposes in this proceeding.

10.     By motions dated August 30, 2005, Kinder Morgan requested leave to intervene. On September 13, 2005, the Commission issued its Orders Authorizing Intervention for the two petitioning Kinder Morgan entities; and each of them thereupon became a party for all purposes in this proceeding.

11.     On August 31, 2005, the Commission issued its Notice of Setting, in which it set a scheduling conference to be held on September 8, 2005.

12.     By Petition dated September 1, 2005, the WIA requested leave to intervene in the proceeding. This petition was granted by the Commission’s September 13, 2005, Order Authorizing Intervention; and it thereupon became a party for all purposes in this proceeding.

13.     By a petition for leave to intervene dated September 2, 2005, AARP requested leave to intervene in the case. This petition was granted by the Commission’s September 13, 2005, Order Authorizing Intervention; and it thereupon became a party for all purposes in this proceeding.

14.     By its pleading dated September 3, 2005, WRA requested leave to intervene. This request was granted by the Commission’s September 13, 2005, Order Authorizing Intervention; and it thereupon became a party for all purposes in this proceeding.

15.     On September 6, 2005, the UWUA moved to intervene in the proceeding. This petition was granted by the Commission’s September 13, 2005, Order Authorizing Intervention; and the National Union and Local 127 each became parties for all purposes in this proceeding.

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16.     On September 8, 2005, the Commission held a procedural conference pursuant to its Notice issued on August 31, 2005. On September 9, 2005, the Applicants filed a Motion for Order Establishing Procedural Schedule in which they requested adoption by the Commission of a procedural schedule establishing procedural dates consistent with discussions held on September 8, 2005 at the Commission’s procedural conference.

17.     On September 13, 2005, the Commission issued its Order Establishing Procedural Schedule and Public Hearing Date, reflecting the consensus of the parties and others on a procedural schedule, discovery limitations and public hearing date, and establishing January 23, 2006, for the date of the public hearing.

18.     During the pendency of this case, the Commission admitted certain counsel pro hac vice as described in the table below:

Name	Representing	Wyoming State Bar Compliance Certificate	Commission Order

Scott Strauss	UWUA	September 8, 2005	September 13, 2005
David Lieb	UWUA	September 14, 2005	September 15, 2005
Robert M. Pomeroy, Jr.	WIEC, the WIEC Members	September 9, 2005	September 22, 2005
Thomas R. O’Donnell	WIEC, the WIEC Members	September 9, 2005	September 22, 2005
Thomas J. Dougherty	WIA	September 29, 2005	October 17, 2005
James K. Tarpey	WIEC, the WIEC Members	September 28, 2005	October 17, 2005

19.     On September 23, 2005, the Commission issued its Order Granting Joint Motion for Approval of Confidentiality Agreement and Protective Order. By that Order, the Commission established procedures for the exchange and use of commercially sensitive and otherwise confidential information by the parties to this proceeding.

20.     On December 12, 2005, the Commission gave public notice of the public hearing in this case. The notice was published once a week for two consecutive weeks in the Buffalo Bulletin, the Casper Star Tribune, the Cody Enterprise, the Douglas Budget, the Uinta County

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Herald (Evanston), the Northern Wyoming Daily News (Worland), the Thermopolis Independent Record, the Rock Springs Daily Rocket-Miner, the Riverton Ranger, the Rawlins Daily Times, the Pinedale Roundup, the Lovell Chronicle, the Laramie Daily Boomerang, the Kemmerer Gazette, the Lander Journal, the Green River Star, and the Glenrock Independent. Notice of the public hearing was also broadcast over a two week period on KBBS (Buffalo), KTWO (Casper), KKTY (Douglas), KODI (Cody), KEVA (Evanston), KOVE (Lander), KMER (Kemmerer), KUWR (Laramie), KPIN (Pinedale), KRAL (Rawlins), KRKK (Rock Springs), KTHE (Thermopolis), and KWOR (Worland).

21.     On December 15, 2005, and in accordance with the deadline established in the Order Establishing Procedural Schedule and Public Hearing Date:

a.	WIA filed the direct testimony of Steve Waddington;
b.	OCA filed the testimony of Bryce J. Freeman and Marci Norby (with revisions);
c.	UWUA filed the testimony of Harold Giberson;
d.	WRA filed the testimony of Bruce Driver and Roger Hamilton;
e.	Black Hills filed the testimony of Thomas Ohlmacher; and
f.	WIEC filed the testimony of Richard M. Anderson and Ronald J. Binz.

22.     By its petition dated December 16, 2005, Basin sought to intervene out of time in this proceeding. Its petition to intervene was granted by Commission’s Order Authorizing Intervention Out of Time, issued on January 9, 2006, allowing Basin to participate as a party for all purposes in this proceeding but conditioning that approval on Basin taking the case as it finds it and not seeking to modify the procedural schedule already established in the proceeding.

23.     On December 20, 2005, the Applicants filed a Motion to Strike Exhibit, asking the Commission to strike certain exhibits to the testimony of UWUA witness Giberson. The UWUA filed its answer to the Applicants’ motion on December 28, 2005; and, after a hearing held on January 5, 2006, the Commission resolved the matter in its Order on Motion to Strike Exhibits issued January 11, 2006, which, upon the agreement of the Applicants and the UWUA, allowed redacted versions of the objected-to exhibits to be used in this case.

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24.     On January 3, 2006, the Applicants submitted rebuttal testimony and exhibits of Brent E. Gale, Patrick J. Goodman, Thomas B. Specketer and Paul B. Priest.

25.     On January 19, 2006, the Commission issued its Special Order Authorizing One Commissioner and/or Hearing Examiner to Conduct Public Hearing.

26.     On January 20, 2006, the Stipulation was filed and offered to the Commission by the parties as a comprehensive settlement of the above-captioned proceeding. The settlement package consists of [i] the Stipulation itself; [ii] a group of 53 general and 34 Wyoming-specific commitments; [iii] two additional appendices providing specific detail regarding ring fencing and rate credit commitments; [iv] the Addendum to Stipulation (addressing the concerns of Black Hills regarding PacifiCorp’s contract commitments to it); and [v] the January 20, 2006, Notice of Stipulation. The Stipulation itself was executed by all parties except Kinder Morgan and AARP, with Black Hills agreeing to the Stipulation through its signing of the Addendum to Stipulation. Throughout this order, the term Stipulation shall mean the Stipulation document together with all of the above-described attached documents unless the context clearly requires otherwise.

27.     By motion dated January 20, 2006, WIA requested leave to present the hearing testimony of its witness, Waddington, by telephone. This Motion was granted at the outset of the public hearing. (Transcript of January 23-24 and 26, 2006, public hearing, hereinafter Tr., p. 17.)

28.     Pursuant to public notice and under the Wyoming Administrative Procedure Act, Title 37 of the Wyoming Statutes and the Commission’s Rules, the Commission held a public hearing in this matter at its hearing room at Cheyenne, Wyoming beginning on January 23, 2006 and continuing through January 26, 2006. At the public hearing, the Applicants, OCA, WIEC, WIA, WRA, and Black Hills appeared in person and through counsel. UWUA and AARP appeared through counsel. Kinder Morgan and Basin did not appear or otherwise participate. At hearing, the Applicants presented the testimony of Brent E. Gale, Thomas Specketer and Andrea Kelly. Gale adopted the pre-filed testimony of Applicants’ witness Abel, and Specketer adopted the pre-filed testimony of Goodman. Kelly adopted the pre-filed testimony of Judi Johansen. Bryce Freeman and Marci Norby testified on behalf of OCA. Binz and Anderson testified on behalf of WIEC, Waddington testified by telephone on behalf of WIA, Driver testified in person and Hamilton testified by phone on behalf of WRA, and Ohlmacher testified on behalf of Black Hills. The testimony of UWUA witness Giberson was not offered in evidence, but the Commission took judicial notice of his testimony. (Tr., p. 236.) The Commission similarly took judicial notice of the rebuttal testimony of the Applicants’ witness Priest. (Tr., pp. 322-323.)

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29.     At the close of the hearing on January 24, 2006, the Commission established January 26, 2006, as the date for formal closing of the hearing record and deliberation.

30.     On January 26, 2006, the Commission formally closed the record in the case and, pursuant to due notice, deliberated this case. The Commission decided to approve the transaction on the terms and conditions of the Stipulation, as clarified and modified at hearing, mindful that the terms of the Stipulation provide for the subsequent election of additional terms and conditions which have been agreed to in the other jurisdictions served by PacifiCorp (California, Idaho, Oregon, Utah, and Washington).

The Proposed Transaction

31.     On May 23, 2005, ScottishPower PLC and PacifiCorp Holdings, Inc., its wholly owned subsidiary directly holding PacifiCorp’s common stock, reached a definitive agreement with MEHC providing for the sale of all of PacifiCorp common stock to MEHC for approximately $9.4 billion consisting of approximately $5.1 billion in cash and approximately $4.3 billion in debt and preferred stock, which will remain outstanding in PacifiCorp. In the transaction, MEHC, through its new subsidiary, PPW Holdings, LLC, will acquire PacifiCorp and its subsidiaries or interests in subsidiaries, as described above, associated with PacifiCorp’s regulated business. Following the transaction, PacifiCorp will be an indirect, wholly-owned subsidiary of MEHC. On or about February 9, 2006, following the effective date of the repeal of PUHCA, MEHC would become a partially-owned subsidiary of Berkshire Hathaway, one of four shareholders of MEHC, but MEHC would remain the company acquiring PacifiCorp. According to the Application, PacifiCorp would continue to have its corporate headquarters in Oregon and would continue to operate much as it did prior to the transaction.

Positions of the Parties: The Applicants

32.     Brent E. Gale, Senior Vice President, Legislation & Regulation, of MidAmerican Energy Company (MEC — a wholly-owned subsidiary of MEHC) testified on behalf of the Applicants. MEC provides regulated utility services in Iowa, Illinois and South Dakota. Gale adopted the prefiled testimony of Applicants’ witness Gregory Abel. (Tr., pp. 36-38, 375-376.) Gale sponsored the Stipulation and testified chiefly regarding the Stipulation and the commitments undertaken by the Applicants under its terms. (Tr., pp. 40-41.) Gale explained that there were a total of 53 general commitments applicable to all of the states in which PacifiCorp operates (two of those 53 general commitments are replaced by state-specific commitments in Wyoming) and 34 Wyoming-specific commitments made by the Applicants in connection with the Stipulation. (Tr., pp. 45-47.) Gale testified to his hope that MEHC’s actions

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would show the Commission that “. . . we are not — we, MEHC, are not attempting to take cash in the form of dividends of PacifiCorp; that we are in this for the long term, that we’re allowing PacifiCorp to retain earnings, particularly during this period of heavy investment.” (Tr., pp. 184-185.) In the adopted testimony of Gregory Abel, he observed:

“MEHC is uniquely suited to undertake the infrastructure investments PacifiCorp faces in the coming years since it is privately-held and not subject to shareholder expectations of regular, quarterly dividends and relatively high returns on investments. MEHC’s investors are focused on increasing value through significant, long-term investment in well-operated energy companies that offer predictable, reasonable returns.

“MEHC’s business strategy should provide PacifiCorp customers, employees, communities, and regulators with valuable stability. Indeed, they would be justified in expecting that MEHC will be the last owner of PacifiCorp. As a result, PacifiCorp’s management and employees will be able to focus on exceeding customer expectations.” (Joint Applicants’ Exhibit 6, p. 12.)

Customer Service

33.     Among their customer service commitments, Applicants have agreed to Commitment 1, which affirms the continuation through March 31, 2008, of existing customer service guarantees and performance standards. Pursuant to Commitment 45, Applicants will continue the customer service guarantees and performance standards established in each jurisdiction through 2011, provided that Applicants could request modifications of the guarantees and standards after March 31, 2008, and could request termination (as well as modification) of one or more guarantees or standards after 2011. No guarantee or standard may be eliminated or modified without Commission approval. (Tr., pp. 48-49.)

Financial Protection

34.     Gale testified to the financial protection mechanisms contained in the Stipulation. First among those is a “ring fencing” provision, described in Commitment 11 and Appendix 1 to the Commitments, which is designed to ensure that PacifiCorp’s business will be maintained and operated separately from that of MEHC and its business affiliates. Ring fencing also addresses the repeal of PUHCA and is designed to protect PacifiCorp from the financial difficulties of its parent and affiliates, including bankruptcy. MEHC commits to obtain a non-consolidation opinion regarding its ring fencing mechanism and no modifications of the ring fencing mechanism will be made without prior notice to the Commission. If it cannot obtain such an opinion, it will, with the approval of the Commission, take other protective measures

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(Commitment Wy 16, Commitment Wy 17.) In addition, the Applicants committed to provide draft and final operating agreements for PPW Holdings, LLC, which will include the ring fencing provisions. (Commitment Wy 32.) The Commission will be notified of any acquisition of a business amounting to 5% or more of the capitalization of MEHC or a change in effective control or acquisition of any material part of PacifiCorp. (Commitment 12.) PacifiCorp will maintain separate debt and preferred stock. (Commitment 15.) PacifiCorp will make no dividends to PPW Holdings, LLC or MEHC without Commission approval that would reduce PacifiCorp’s common equity below certain specified ratios applicable from time to time. (Commitment 18, Commitment Wy 15.) Capital requirements of PacifiCorp will be given high priority by the board of both MEHC and PacifiCorp. Gale clarified that a “high priority” means:

“. . . that we will recognize the obligation of PacifiCorp to provide reliable service and safe service when we determine the allocation of capital to the various business units and the approval of those allocations of capital. It would also include any necessary support that might be provided for any financings, et cetera, by those boards of directors of both MEHC and particularly PacifiCorp with regard to financing.”

(Commitment 19; and Tr., pp. 49-52 and 202-203.)

Access to Information

35.     Gale explained the various commitments made by Applicants to facilitate access to information. PacifiCorp will maintain its own accounting system, separate from MEHC’s, and all PacifiCorp financial books and records will be kept in Portland, Oregon and they will be available to the Commission at PacifiCorp’s offices in “Portland, Oregon, Salt Lake City, Utah, and elsewhere in accordance with current practice.” (Commitment 3.) MEHC, PacifiCorp and Berkshire Hathaway will provide the Commission access to all books of account, as well as all documents, data, and records of their affiliated interests, which pertain to transactions between PacifiCorp and its affiliated interests or which are otherwise relevant to the business of PacifiCorp. (Commitment 4.) MEHC, PacifiCorp and all affiliates will make their employees, officers, directors, and agents available to testify before the Commission to provide information relevant to matters within the jurisdiction of the Commission. (Commitment 5.) The Commission may audit the accounting records of MEHC and its subsidiaries that are the bases for charges to PacifiCorp, to determine the reasonableness of allocation factors used by MEHC to assign costs to PacifiCorp and amounts subject to allocation or direct charges. (Commitment 6.) MEHC, PacifiCorp and Berkshire Hathaway will provide the Commission with unrestricted access to all written information provided by and to credit rating agencies that pertains to PacifiCorp or MEHC. (Commitment 17.) MEHC will provide the Commission with unrestricted access to all written information provided by and to credit rating agencies that pertains to MEHC’s subsidiaries to the extent such information may potentially impact

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PacifiCorp. Applicants will give the Commission access to corporate minutes relevant to PacifiCorp and access to operational, internal and risk audit reports. (Commitments Wy 30 and Wy 31.) The Applicants reserved the opportunity to request confidential treatment of information as appropriate. (Commitment 32.) Gale acknowledged that the Commission already has the right to conduct audits and stated that some commitments made by the Applicants were in the nature of reassurance. (Tr., pp. 52-55.)

Affiliate Transactions

36.     Gale testified to the commitments related to affiliate transactions following the acquisition of PacifiCorp. Gale affirmed that the Applicants will comply with all applicable statutes and regulations regarding affiliated interest transactions and that PacifiCorp will file an annual affiliated interest report. (Commitment 7, Commitment 8.) The Applicants will not cross-subsidize between regulated and non-regulated businesses. (Commitment 9.) The impact of the repeal of PUHCA with respect to affiliate transactions is addressed in Commitment 10, in which the Applicants waive certain defenses available to them under federal law through the effective date of the repeal of PUHCA. The Inter-Company Administrative Services Agreement (IASA), which establishes corporate and affiliate cost allocation methodologies, and any amendments to the IASA, will be filed with the Commission “as soon as practicable after the closing of the transaction”. (Commitment 13.) Any cost allocation methodology for the allocation of corporate or affiliate investments, expenses, and overheads, required by law or rule to be submitted to the Commission for approval, will comply with certain principles set out in Commitment 14. Neither PacifiCorp nor its subsidiaries will, without prior approval of the Commission, make loans or transfer funds to MEHC, Berkshire Hathaway or its subsidiaries except under certain defined circumstances. Neither will PacifiCorp obtain debt from an affiliate except under certain defined circumstances. (Commitment 20, Commitment Wy 18.) The Commission will be notified of specific plans regarding creation or dissolution of affiliates and new affiliate transactions. (Commitment Wy 3.) The Applicants additionally agree to use asymmetrical pricing for certain affiliate charges or costs. (Commitment Wy 14.) (Tr., pp. 55-62.)

Financial Benefits to Consumers

37.     Gale testified regarding a number of commitments that provide the opportunity for financial benefits to consumers. The cost of new long-term debt issued by PacifiCorp after the transaction and included in PacifiCorp’s rates is expected to be decreased by at least 10 basis points following the transaction from what it would have been absent the transaction. If it is not so reduced, PacifiCorp will file future rate cases showing at least a 10 basis point reduction. (Commitment 37.) The Applicants have committed to $142.5 million (total company) of offsettable rate credits, which will be reflected in PacifiCorp rates. (Commitment Wy 7.) Those

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rate credits are described in detail in Commitments Wy 8 through Wy 12 and Appendix 2 to the Commitments. Commitments Wy 8 and Wy 9 provide for cost of service reductions not available without the transaction. These offsettable rate credits will operate to ensure that financial benefits will be reflected in rates, either through holding customers harmless for increases in the costs of specified elements of revenue requirements, through reductions in other specified elements of revenue requirements, or through operation of the rate credits. (Tr., pp. 62-69.)

Hold Harmless Provisions

38.     Gale testified regarding provisions of the Stipulation that will protect ratepayers from any potential for adverse impacts arising out of the transaction. No costs incurred in connection with the transaction will be recovered in rates. (Commitment 16.) PacifiCorp will not argue for a higher cost of capital than it would have experienced absent the transaction. (Commitment 21.) Applicants will continue to make provision of safe, adequate and reliable service at reasonable rates a priority. (Commitment Wy 2.) Following the transaction, MEHC and PacifiCorp will hold customers harmless for increases in costs [i] retained by PacifiCorp that were previously assigned to affiliates relating to management fees, and [ii] resulting from PacifiCorp corporate costs previously billed to PPM and other former affiliates of PacifiCorp. (Commitment Wy 9, Commitment Wy 11.) MEHC will ensure that PacifiCorp insurance costs following the transaction for insurance coverage previously provided by ScottishPower’s captive insurance company will not be increased through 2010. (Commitment Wy 10.) The acquisition premium will not be recorded in the utility accounts of PacifiCorp and PacifiCorp will not argue for recovery of any part of the acquisition premium in rates so long as no argument is made for an asymmetrical imputation to PacifiCorp of benefits accruing to PPW Holdings, LLC, MEHC or its affiliates. (Commitment Wy 13; and Tr., pp. 69-76.)

Generation, Renewables and Environmental Issues

39.     Gale summarized the large number of commitments that address generation, environmental and renewable energy matters. PacifiCorp will continue to offer and support its “Blue Sky” tariff. (Commitment 23.) It will continue to gather input on environmental matters and continue to have environmental management systems in place. (Commitment 24, Commitment 25.) It will continue to produce Integrated Resource Plans (“IRP”) and will provide public notice and encourage stakeholders to participate in the IRP process. (Commitment 30, Commitment 48.) When acquiring certain new generation resources, PacifiCorp will issue Requests For Proposals that comply with all state requirements and will include a utility “own/operate” alternative for renewable energy resources and other resource types under certain specified circumstances. (Commitment 31, Commitment 39.)

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39a.    Applicants reaffirmed PacifiCorp’s commitment to acquire 1400 MW of new cost-effective renewable resources, with a target of 400 MW to be acquired by the end of 2007. PacifiCorp will additionally develop a plan for achieving its goal to acquire 1400 MW of renewable resources. (Commitment 40, Commitment Wy 21, Commitment Wy 22.) Applicants support wind generation in Wyoming as an important part of PacifiCorp’s renewable resource portfolio and will include a wind penetration study and an assessment of transmission options that address new wind resources in PacifiCorp’s 2006 IRP. (Commitment Wy 19, Commitment Wy 20.) Applicants additionally commit that PacifiCorp will consider utilization of Integrated Gasification Combined Cycle (IGCC) and other advanced generation technologies; MEHC and PacifiCorp commit to study the economics and viability of an IGCC option as a resource alternative to inform the resource selection in its current RFP process; PacifiCorp will develop an IGCC utility build benchmark option for consideration in its RFP process for non-renewable resources beginning in 2014; and it will form an IGCC working group and undertake appropriate studies related to deployment of IGCC technology, including analysis of IGCC carbon sequestration. (Commitment 41, Commitment Wy 25, Commitment Wy 26.)

39b.    The Applicants will participate in the United States Environmental Protection Agency’s SF6 Emission Reduction Partnership for Electric Power Systems and will establish a global warming working group within six months of the close of the transaction. (Commitment 42.) The Applicants will undertake cost effective installation of equipment likely to be necessary under future emissions control requirements at a cost of approximately $812 million. (Commitment 43.) Upon the occurrence of certain conditions, MEHC will transfer its ownership interest in the Intermountain Geothermal Company to PacifiCorp and the Applicants will immediately undertake to evaluate the potential to increase generation capacity of the associated Blundell geothermal facility. (Commitment 51, Commitment 52.) The Applicants will conduct a Demand Side Management (DSM) study, with MEHC shareholders absorbing the first $1 million of study costs. (Commitment 44.) The Applicants will evaluate existing DSM programs for possible application in Wyoming. (Commitment Wy 5.) Finally, the Applicants will undertake a review and determination of appropriate avoided cost methodologies for certain Qualifying Facilities. (Commitment Wy 4.) (Tr., pp. 76-87.)

Transmission

40.     Gale described the transmission-related commitments included with the Stipulation. Commitment 34 identifies three transmission projects the Applicants will use best efforts to achieve, with target completion dates in 2010 and 2011. Those projects, known as the Path C Upgrade, Mona-Oquirrh and Walla Walla-Yakima projects, although not located in Wyoming, nevertheless will strengthen the PacifiCorp transmission system and enhance PacifiCorp’s ability to meet its goals for the addition of new renewable resources. The

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Applicants also made commitments to improve system reliability, including investment in an Asset Risk Program, investment in local transmission risk projects and other programs. (Commitment 35.) MEHC will commit its resources and leadership to assist PacifiCorp states in the development of other transmission projects, such as those recommended by the Rocky Mountain Area Transmission Study (RMATS) and the proposed Frontier Line. It will consider the Trans-West Express project as a potential for analysis. (Commitment 36, Commitment Wy 24.) The Applicants will also commence a system impact study to examine the feasibility of a Jim Bridger to Miners transmission line, and will discuss with stakeholders the feasibility of performing subsequent facilities studies. Applicants will also complete a system impact study and conduct a facilities study of a Jim Bridger to Ben Lomond transmission line. The Applicants will also conduct a system impact study that combines the two transmission projects. (Commitment 53; Commitment Wy 23; and Tr., pp. 87-92.)

Low Income and Community Programs

41.     Gale testified to MEHC’s commitment to maintain at least the existing level of PacifiCorp’s community-related contributions and to continue to consult with regional groups to better understand local issues. (Commitment 26, Commitment 27.) MEHC will continue PacifiCorp’s existing economic development practices and use its own expertise to enhance those efforts. (Commitment 46.) The Applicants commit to a contribution level for Wyoming low-income bill payment assistance of a least $70,000 per year for five years, beginning July 1, 2006. MEHC will additionally provide shareholder funding for an arrearage management project for low-income customers. (Commitment Wy 27; Commitment Wy 28; and Tr., pp. 92-95.)

Federal Litigation

42.     Gale spoke generally about future issues regarding the inclusion of wholesale transactions in Wyoming retail rates. Gale discussed the Applicants’ commitment to bring such issues to the Commission for decision and to pursue any associated challenges regarding matters over which the Commission has exclusive jurisdiction through an appeal from the Commission’s decision. Gale identified two areas which, in his opinion, clearly fall within the meaning of “exclusive jurisdiction.” They are the determination of just and reasonable retail rates and the determination of prudence of wholesale power transactions under the Pike County doctrine. (Commitment Wy 6.) (Tr., pp. 95-97, 142-144, 210-211.)

Administrative Procedures

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43.     Gale explained the Applicants commitments regarding procedures and other largely administrative matters. The Applicants agree that the Commission may designate the entity or fund to which penalties will be paid if penalties become due for failure to meet performance standards. In Wyoming, the parties support making such payments to Energy Share of Wyoming. (Commitment 2, Commitment Wy 1.) The Applicants have suggested a mechanism for enforcement of the Stipulation that includes an opportunity to cure any violation and an agreement that penalties may be assessed as allowed by law for an uncorrected violation. (Commitment 33.) The Applicants will provide an annual status report on their implementation of the Stipulation commitments. (Commitment 49.) The Applicants acknowledge the binding nature of their commitments and that the Commission’s approval of the Application does not constitute a determination of any rate making issues that might arise in connection with the commitments. (Commitment Wy 33.) In addition, MEHC has agreed that it will file with the Commission a letter from Berkshire Hathaway committing that Berkshire Hathaway will be bound by Commitments 4 and 5 and other commitments applicable to MEHC affiliates. (Commitment Wy 34.)

Employees and Corporate Presence

44.     Gale testified to MEHC’s commitment to honor existing labor agreements. (Commitment 28.) MEHC and PacifiCorp also commit that they will [i] make no unilateral changes to the PacifiCorp pension plan prior to May 23, 2007, that would reduce benefits and [ii] maintain PacifiCorp’s current pension funding policy for at least two years. (Commitment 29, Commitment 50.) MEHC and PacifiCorp will maintain adequate staffing, consistent with the provision of safe, adequate and reliable service. (Commitment 47.) In addition, the Chairman of the Board and the President of PacifiCorp will meet at least annually with the Commission to discuss customer service and other issues of importance to the Commission and PacifiCorp. (Commitment Wy 29; and Tr., pp. 97-102.)

Stipulation

45.     Gale clarified the applicability of the Stipulation and the Commitments:

“The agreements and commitments in the Stipulation are at the same level or degree of commitment as those in the appendix to the Stipulation. The difference simply is that the commitments in the appendix to the Stipulation apply broadly across all individuals, whether they are parties or not to the proceedings or whether they are signatories to the Stipulation. The commitments or agreements that are in the Stipulation generally apply only to the specific parties or to the signatories to the Stipulation.” (Tr., p. 146.)

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The Stipulation addresses several issues that are also addressed in the Commitments. The parties recognized the significance of IGCC Commitments Wy 25 and Wy 26 and the importance of IGCC technology to Wyoming. The Stipulation asks the Commission to make a similar acknowledgement in its order in this case. (Stipulation ¶7.) The Applicants acknowledged that federal law is developing with respect to the role of the Federal Energy Regulatory Commission (“FERC”) following the repeal of PUHCA by EPAct and agreed to monitor developments in that area. (Stipulation ¶8.) The Applicants agreed to provide the settling parties with access to information consistent with the Commitments and the rules of discovery. (Stipulation ¶9.) The Applicants will provide Parties copies of its Commission filings made in connection with the Commitments. (Stipulation ¶10.) The Applicants agree to pursue expedited discussions for resolution of pending federal court litigation to which PacifiCorp and the Commission are parties in the event that litigation is not otherwise resolved. (Stipulation ¶11.) Neither “MEHC nor PacifiCorp will initiate or support legislation prior to 2015 that would repeal the legislation creating the OCA. (Stipulation ¶12; but MEHC noted that this did not bind it or PacifiCorp to affirmatively oppose such legislation. See, Tr., p. 188.) The Applicants will provide notice to the signatories and discuss any legislative initiatives they intend to pursue through December 31, 2011, that would impact Wyoming utility regulation. (Stipulation¶13.)

46.     The Stipulation includes a “most favored state” process under which the signatory parties agree that the Commission may adopt commitments agreed to by the Applicants in the five other jurisdictional states and conditions imposed by other states, even after the Commission’s approval of the acquisition of PacifiCorp in this case. Such commitments and conditions can be incorporated into the Stipulation and become fully approved parts thereof. (Stipulation ¶15.) In the Addendum to Stipulation, PacifiCorp agrees that it will continue to be bound by certain existing contracts between it and Black Hills following the close of the transaction. (Tr., pp. 104-108.) Finally, all parties to the Stipulation averred that the Applicants have satisfied the statutory standard for approval of the transaction and made a request that the Commission grant the Application. (Stipulation ¶17.)

Clarifications and Modifications to the Stipulation and Commitments

47.     Gale clarified certain of the commitments and expressed the Applicants’ willingness to accept those commitments as clarified by his testimony. In addition, Gale offered two modifications to the commitments. The affected commitments and their clarifications/modifications follow:

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a.        Regarding the availability of documents described in Commitment 3, the phrase “elsewhere in accordance with current practice” is clarified to include current practice “under state law.” (Tr., p. 201.)

b.        Commitment 14(f) is clarified to reflect the agreement that allocation methodologies will be submitted for approval if required by law, rule or “if required by order of the Commission.” (Tr., p. 202.)

c.        Commitment 16 is clarified to reflect the fact that, although transaction costs will not be reflected in PacifiCorp accounts used for setting rates, “transition costs” will not be so excluded. (Tr., p. 151.) This meets the basic requirement regarding the costs of a reorganization, expressed at W.S. § 37-1-105(b), which states:

“No charge for any expenses of any reorganization shall be included in the rate base of any Wyoming public utility.”

d.        The phrase “dependable life” in Commitment 31 was clarified to mean “operating life as opposed to a depreciable life.” (Tr., p. 209.)

e.        The goal of having 1400 MW of renewables in PacifiCorp’s portfolio by 2015, expressed in Commitment 40, was modified at hearing to “at least 1400 megawatts.” (Tr., p. 78.)

f.        Commitment 44(a) is clarified to state that the $1,000,000.00 referenced therein is a MEHC shareholder commitment to the study and that the cost of the study could exceed that amount. (Tr., p. 145.)

g.        Commitment Wy 13 is clarified to reflect the Applicants’ agreement that the right to argue for recovery of some part of the acquisition premium is state specific, so that the argument could only be raised in a state in which a party or the commission sought to impute benefits accruing from PPW Holdings, Inc., MEHC or affiliates to PacifiCorp. (Tr., p. 155.)

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h.        Commitment Wy 14 is clarified to state that the $500,000.00 threshold in that commitment is a company-wide amount. (Tr., p. 142.)

i.        Commitment Wy 25 is clarified to reflect the agreement of Applicants that the process of forming an IGCC working group will begin within 60 days of the close of the transaction. (Tr., pp. 350 and 381-382.)

j.         Stipulation ¶8 is clarified to reflect the Applicants agreement that, if there is an issue the Applicants believe the Commission needs to be aware of or that the Commission needs to address, including any significant federal developments regarding the pricing of affiliate transactions after the close of the transaction, the Applicants will affirmatively initiate a dialogue with the Commission on matters related to PUHCA. (Tr., p. 187.)

k.        Stipulation ¶14 (legislation sought by the Applicants) and Stipulation ¶16 (other-state agreements and covenants bearing on the transaction) are clarified to include the Commission as well as the signatories or parties. (Tr., pp. 188-189.)

l.         Stipulation ¶15 (the “most favored state” clause) is clarified as broadly applying to “the stipulations, the commitments and the orders that are entered in the other five jurisdictions. You’ll have the opportunity then to select any commitments or conditions or stipulation provisions for Wyoming that were approved in those states.” (Tr., p. 106.)

m.       Stipulation ¶20 contains a list of specific issues with respect to which the Commission would not be bound in the future. Gale confirmed that the list was illustrative, not exclusive, and was not intended to place any limits on the issues the Commission could consider in future proceedings. (Tr., p. 191.)

n.        The cross reference error in Stipulation ¶23 was corrected to read: “Subject to Paragraph 24 of this Stipulation.” (Tr., p. 107.)

o.        The following new language is added to Commitment Wy 6. “In the event that PacifiCorp anticipates a court challenge to a Commission order that would trigger the provisions of Commitment Wy 6, PacifiCorp will (1) seek a rehearing of such Commission order; and (2) identify in writing in its petition for rehearing those contested issues which it

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believes are and are not within the areas reserved to the exclusive jurisdiction of the Commission.” (Tr., pp. 378, 396-397, 405-406.)

p.        The Applicants have agreed that two Washington state-specific commitments, Wa 9 and Wa 10, are added to the Wyoming commitments. Commitment Wa 9 provides, “MEHC and PacifiCorp commit that PacifiCorp will not directly own equity shares of either Berkshire Hathaway or MEHC, if MEHC were ever to become publicly traded.” Commitment Wa 10 provides, “MEHC commits to provide 30 days’ notice to the Commission if it intends to create a corporate entity between PPW Holdings LLC and MEHC. MEHC further states that it has no current intention to create such a corporate entity.” (Tr., pp. 173-174.)

q.        Gale confirmed for the Commission that none of the clarifications/modifications discussed, supra, were material modifications which would trigger the ability of a party to withdraw from the Stipulation as provided for in ¶21 thereof. All other parties participating in the hearing agreed. (Tr., passim.)

48.     Andrea Kelly, PacifiCorp’s Managing Director of Strategic Projects, testified for the Applicants in favor of the Stipulation and adopted the pre-filed testimony of Judi Johansen. (Tr., p. 338.) Kelly stated that for the near future, PacifiCorp anticipates company-wide cost increases of at least 4% annually and estimates it will need to make new capital investments in the range of $1 billion per year over the next several years. Kelly stated her opinion, with respect to capital expenditures, that, following the transaction, PacifiCorp would have a parent company that has the ability to support needed investments and ScottishPower was not able to support such capital investment. Kelly further stated her belief that in connection with the transaction, the contemplated investment in installation of emission control equipment will assist PacifiCorp to meet air permitting requirements and will help to improve the longevity of the generation fleet. Kelly testified that PacifiCorp would continue its support for the development of Grid West (as it has evolved). She stated that PacifiCorp’s commitment to Grid West has not changed since the transaction was announced. (Tr., pp. 341-343, 346 and 360.)

49.     Kelly said PacifiCorp will continue to contribute to Energy Share of Wyoming and, under Commitment Wy 27, contributions will increase above those experienced in recent years. Under Commitment Wy 27, PacifiCorp has committed to contributions of $70,000 per year for a five year period beginning July 1, 2006. (Tr., p. 345.)

50.     Kelly explained that the asset risk programs referenced in Commitment 35 are designed to address the aging of PacifiCorp’s transmission and distribution assets as well as improving reliability performance. The purpose of the program is to consider replacing and

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rebuilding specific assets based on asset life as well as modernizing and upgrading assets. She termed the asset risk program a proactive approach to asset replacement that over time would allow PacifiCorp to reduce O&M and capital costs. Likewise, the accelerated distribution circuit fusing program identified in Commitment 35(c) is a proactive maintenance program. According to Kelly, there will be a Wyoming investment of about $6.24 million over three years in connection with the asset risk program that probably would not have happened absent the transaction. Accordingly, Kelly expects PacifiCorp to be a healthier utility, with customers and communities benefiting from the transaction if it is approved. (Tr., p. 356.)

51.     Kelly identified the rate credits set out in the Commitments, the extension of PacifiCorp’s performance standards, transmission risk projects, the accelerated investment in the asset risk programs generally, and commitments that provide a reasonable prospect of significant investment in transmission together with opportunities for development of IGCC technology and wind resources as among the quantifiable or tangible changes that would occur in Wyoming as a result of the transaction. Kelly also confirmed that under Commitment Wy 26(a), the IGCC studies in the current RFP process will include an analysis of constructing the IGCC resource option to be carbon capture ready. (Tr., pp. 369-373.)

52.     Thomas Specketer, Vice President, U. S. Regulatory Accounting and Controller of MEC, testified for the Applicants and adopted the pre-filed testimony of Patrick J. Goodman. Specketer provided an overview of the process by which shared services costs will be distributed to PacifiCorp and other MEHC affiliates following the transaction. Specketer explained that through the rate credit set out in Wy 9, the Applicants have committed to decrease the amount of corporate overhead charged to PacifiCorp by its parent MEHC and its affiliate MEC to no more than $7.3 million, which is less than the amount PacifiCorp previously incurred from its ScottishPower affiliates. (Tr., pp. 324-327, 329-331.) The prefiled testimony of Goodman (Senior Vice President and Chief Financial Officer of MEHC and a director and officer of many MEHC subsidiaries) addresses the MEHC-PacifiCorp corporate structure, MEHC’s financing of the acquisition of PacifiCorp, the financial forecast for the acquisition and the ring-fencing protections MEHC intends to employ. Regarding Goodman’s testimony, Specketer testified that the ratings outlook for MEHC remains positive and that the ratings outlook for PacifiCorp, while neutral, is developing and does not establish that the transaction will have a negative effect. (Tr., pp. 333-334.)

Positions of the Parties: The Office of Consumer Advocate

53.     Bryce Freeman, Administrator of the Office of Consumer Advocate, presented testimony in support of the Stipulation. He explained the OCA’s statutory focus on representing the interests of Wyoming citizens and all classes of utility customers in matters involving public utilities. Freeman cited a number of the Commitments as being important protections in

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avoiding any adverse impact of the transaction and in creating circumstances in which the transaction will be more likely to yield positive benefits. Freeman first noted the commitments made to study Wyoming investments, particularly the Bridger to Miners and Bridger to Ben Lomond transmission projects. Freeman also found the commitments regarding IGCC studies and asset risk management as important to creating benefits for Wyoming. (Tr., pp. 220-223.) Freeman observed:

“We have discussed these matters with the company, and I am now satisfied that, based on certain performance measures that the company uses to distribute investment dollars under the risk management program, that Wyoming will be fairly treated.” (Tr., p. 223.)

54.     Freeman noted PacifiCorp’s commitment to maintaining the integrity of the Integrated Resource Planning process that it has developed and to maintaining the integrity of the interjurisdictional allocation methodology developed through the multi-state proceedings. Freeman also identified the Applicants’ commitments to examine existing energy efficiency and demand-side management programs for application to Wyoming to be very important for Wyoming. (Tr., pp. 224-225.)

55.     Freeman testified that MEHC is better positioned to commit capital dollars to PacifiCorp throughout its system and in Wyoming than is ScottishPower. Freeman stated:

“. . . some of the investments that the company has committed to, of course, weren’t contained in the original application, and — well, I guess I should say that they haven’t actually committed to investing dollars in transmission and generation assets in Wyoming, but they have committed to studying those potential investments. And I think that that is a big benefit for Wyoming and PacifiCorp’s customers. (Tr., p. 238.)

Freeman noted that the Applicants have committed to at least 1400 megawatts of cost-effective renewable resources, with a target to acquire 400 megawatts by December 31, 2007, if available and cost-effective. (Tr., pp. 238-239.) Freeman testified:

“MEHC and PacifiCorp are not seeking cost recovery of any of these investment commitments in this proceeding, and that’s a very important point for us to make, because while there is potential benefit associated with these investment commitments, there is also some risk. And we want to make sure that we maintain all available avenues for the Commission to review these investment decisions and these commitments as they’re made and make sure that they are in the best interests of Wyoming consumers.” (Tr., p. 239.)

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56.     Freeman supported the Applicants’ various commitments to make personnel, books and records available to the Commission. Freeman also endorsed the Applicants’ commitments with regard to affiliate transactions and ring fencing. (Tr., p. 241.)

57.     According to Freeman, the rate credits that the Applicants’ have agreed to are important because the Applicants are willing to commit to reducing the cost of service in a number of cost categories, and this commitment will have specific benefits for customers. Freeman urged the Commission to adopt the Stipulation as presented. (Tr., pp. 244 and 247.)

58.     Freeman characterized the Stipulation as one of the most thorough and extensive settlements with which he has been involved. Freeman confirmed that, at a minimum, Wyoming consumers will not be adversely impacted by MEHC’s acquisition of PacifiCorp. He commented:

“. . . even just a couple of commitments in this stipulation that demonstrate, without a doubt, consumer benefits. The rate credits certainly will be consumer benefits that are measurable. The fact that the company has committed to contributing more money to low-income energy assistance programs, that is a demonstrable benefit that wasn’t present under PacifiCorp ownership. So just a few commitments that actually have quantifiable benefits tip the scales in favor of this acquisition.”

(Tr., pp. 258-259.)

59.      Marci Norby, Senior Rate Analyst, testified for the OCA, stating that her initial concerns about possible attempts by PacifiCorp to recover some portion of the acquisition premium from customers were sufficiently addressed in the Stipulation and specifically in Commitment Wy 13. (Tr., pp. 409-411.) Norby also stated that her concerns about affiliate transactions were sufficiently addressed by the Stipulation and Commitments. She cited Commitment 18, Commitment Wy 14 and Commitment Wy 18 as providing adequate assurance that affiliate transactions which might occur after the transaction would not adversely affect customers. Commitment 18 provides that PacifiCorp dividends to PPW Holdings, LLC or MEHC will not reduce PacifiCorp’s common equity below specified levels without the Commission’s approval. Commitment Wy 14 provides for asymmetrical pricing of certain affiliate transactions and Commitment Wy 18 commits PacifiCorp to demonstrate that any loans it might obtain from affiliates were obtained on terms comparable to those available in the market. Norby cited the importance of Applicants’ agreement to employ a ring fencing mechanism. Norby testified that, overall, the Commitments reasonably address consumer

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protection, cross subsidization and issues that arise or could arise as a result of the repeal of PUHCA. (Tr., pp. 411-413.)

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Positions of the Parties: Wyoming Infrastructure Authority

60.     Steve Waddington, Executive Director of the WIA, testified by telephone in support of the Stipulation.

Waddington cited the Applicants’ commitments to “look seriously at transmission infrastructure needs through and out of Wyoming” as significant positive aspects of the Commitments and the proposed transaction. Waddington also identified the Applicants’ commitment to explore the potential for cost effective investments in wind and clean coal resources as important benefits of the transaction. Waddington testified that the WIA believes the proposed reorganization to be in the public interest. (Tr., pp. 195-196.) Waddington saw the possibility of widely distributed benefits from the transaction. He stated:

“The point . . . is that if PacifiCorp were to look at diversifying its power supply as was illustrated in the Rocky Mountain Area Transmission Study, seeking high-quality wind and low-cost coal resources from Wyoming by way of example, that that would benefit all of PacifiCorp’s customers given the nature of the integrated system and the way the system is operated and the costs are shared across the system. * * * Traditional coal-fired generation is not as dispatchable as IGCC technology would be, and a higher level of dispatchability in the coal-fired generation to the gasification in the IGCC process would, I believe, be a natural marriage with wind generation.” (Tr., pp. 199-200.)

Positions of the Parties: Wyoming Industrial Energy Consumers

61.     Richard Anderson, a principal in the firm of Energy Strategies, LLC, of Salt Lake City, Utah, testified on behalf of WIEC and the WIEC Members. Anderson stated that various provisions of the Stipulation and Commitments sufficiently addressed his concerns with the transaction that he would recommend approval of the transaction subject to the Applicants’ agreement to meet the requirements of the Stipulation and Commitments. (Tr., pp. 112-113, 121-122.) Anderson previously recommended a 12 month moratorium on future rate case filings as a condition of approval. He testified, however, that the Applicants’ agreement to implement rate credits was sufficient to render a moratorium unnecessary. (Tr., pp. 113-114.) Although Anderson had recommended against any recovery of the acquisition premium, he testified that Commitments addressing the acquisition premium, its recovery and contestability, are sufficient to protect rate payers. (Tr., pp. 114-115.) Anderson had additionally recommended an unqualified prohibition against recovery of retention payments and severance package payments to employees in connection with the transaction. At the hearing, he concluded that such matters may be reserved to a future rate case. Anderson testified to his belief that, after the repeal of PUHCA, Commitment 10 and ¶8 of the Stipulation provide adequate protection. (Tr., pp. 115-116.) Anderson opined that it is unlikely PacifiCorp has any outstanding underfunded

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obligations of the kind described in his pre-filed testimony and that Commitment 33, in any event, would adequately address those issues. (Tr., pp. 116-117.) Anderson testified that he believes the Commitments make adequate provision for Commission access to books, records and other relevant documents. Anderson concluded that the Stipulation, Addendum and Commitments fairly and reasonably resolve all of the issues he has identified concerning the Application. (Tr., pp. 117-118.) He commented finally:

“And to the extent that there are other things in the future that may pop up, all parties again reserve their right to come before this Commission and present their various cases.” (Tr., p. 118.)

62.     Ronald Binz, President of Public Policy Consulting of Denver, Colorado, testified on behalf of WIEC and the WIEC Members. He stated that a pending federal district court suit by PacifiCorp against the Commission created a significant problem involving PacifiCorp’s relationship with the Commission and, absent some resolution of that issue, would make it difficult for the Commission to know whether the proposed transaction would result in no harm. As a result, he had recommended conditioning approval of the merger on PacifiCorp’s commitments [i] to bring all issues associated with net power costs to the Commission, including any federal preemption theories and any constitutional or statutory claims; [ii] to refrain from seeking a federal court trial in any future case involving a fact pattern similar to that in Docket No. 20000-ER-02-184 regarding excess net power, and [iii] if PacifiCorp were to prevail in the pending federal lawsuit, the Commission should review the regulatory scheme applicable to wholesale power costs, including such mechanisms as pass-through accounts and PCAMS. Binz further testified that Commitment Wy 6 and Stipulation ¶11 adequately accommodated his issues. (Tr., pp. 308-314.)

Positions of the Parties: Western Resource Advocates

63.     Bruce Driver, an energy and water policy consultant, attorney and former Executive Director of WRA, testified on its behalf. Driver urged the Commission to support development of IGCC technology and in particular, Commitment Wy 25 and Commitment Wy 26. Driver testified on environmental policy developments regionally, nationally and internationally and expressed his opinion on the likelihood that carbon dioxide emissions in electricity generation would be regulated in the future. Driver provided evidence on, and expressed his opinion that, IGCC is the cleanest way to use the energy value of coal for power production, and if carbon dioxide costs are considered, the least expensive way to use coal in power production. Driver provided his analysis of coal market shares and expressed his opinion that developing IGCC processes utilizing sub-bituminous coal may be necessary to allow western coal to continue in the future to compete effectively with eastern coal. Driver expressed his hope that the Commission would adopt the Stipulation. (Tr., pp. 289-290.) Current western wholesale electricity market developments suggested to him

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“. . . that at least new exports of coal-fired power from this state will not be allowed to be made into the state of California. IGCC plants give the state of Wyoming a much greater opportunity to continue and to expand its exports of coal-fired power than conventional pulverized coal plants.” (Tr., p. 292.)

64.     Roger Hamilton, a consultant to WRA and Project Director for West Wind Wires, also testified on behalf of WRA. West Wind Wires focuses on wind-related transmission infrastructure issues and operational and tariff issues related to grid access for wind and integration of wind-generated power into the Western Interconnection. (Tr., pp. 126-127.) Hamilton brought two major issues to the Commission’s attention: [i] the expansion of transmission to access the high quality Wyoming wind resources and the benefits thereof for Wyoming customers; and [ii] the Applicants’ commitments to regulatory and operational changes that would help to optimize the use of the PacifiCorp transmission system, and provide wind, especially in the near-term, access to the transmission grid. (Tr., pp. 128-129.) Hamilton described:

:. . . importance to wind of an expansion of the Bridger project from the Bridger area, Bridger substation east to the Miners substation, which would be a 340 kV line which would considerably enhance the development of wind in that area up to 500 megawatts east of Bridger and then going west from Bridger also include the expansion of that line into Utah and the Idaho areas of about 350 megawatts * * * The expansion of the line east would add about 500 megawatts of transfer of capacity from Bridger to Miners, and then that would link to about 350 megawatts of expansion capacity — transfer capacity to the west of the Bridger substation.” (Tr., p. 129.)

Hamilton testified that development of wind resources could have a positive impact on economic development in rural Wyoming, citing a recent study showing that a Colorado wind project of 162 MW would create 400 construction jobs, 15 permanent jobs, $3000 to $6000 in royalty payments to landowners and a 24% increase in tax revenues in the project area. (Tr., p. 131) Finally, Hamilton cited transmission upgrades as an important positive aspect of the Stipulation and concluded that the Stipulation was in the public interest, particularly in light of the commitment to developing at least 1400 MW of renewable resources over a ten-year period ending in 2015 and the 400 MW target for year end 2007. (Tr., p. 132.)

Positions of the Parties: Black Hills Corporation

65.     Thomas Ohlmacher, Chief Operating Officer of Black Hills Energy, the wholesale division of Black Hills Corporation, testified for Black Hills, stating that, because it is joint owner with PacifiCorp of the Wyodak plant, Black Hills initially had concerns regarding its potential exposure related to the Applicants’ commitments for future investment in emissions

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control equipment. Ohlmacher testified that Black Hills’ concerns were reasonably accommodated by the Applicants’ commitment to undertake those investments in consultation with joint owners of the affected facilities. In addition, Ohlmacher testified that the January 20, 2006, Addendum to Stipulation, setting out Applicants’ agreement that PacifiCorp will fully perform its contractual commitments to Black Hills, sufficiently addressed Black Hills’ concerns in that regard. Ohlmacher agreed that the Stipulation, with the Addendum, was in the public interest and recommended that the Commission support the Stipulation. (Tr., pp. 282-284; and Commitment 43.)

Positions of the Parties: UWUA

66.     At commencement of the second day of the hearing, counsel for the UWUA stated that the UWUA would “not be participating any further in the hearing” and reiterated that UWUA supported the Stipulation. (Tr., pp. 235-236.)

Positions of the Parties: AARP

67.     AARP did not present a witness in this proceeding, but stated through counsel that it does not oppose either approval of the Stipulation or the proposed transaction. Counsel noted that AARP’s national policy on corporate mergers is not to take a position, but that they give individual state AARP offices the ability to become involved in such proceedings. Counsel stated that AARP was then devoting its resources to pending PacifiCorp rate matters in Wyoming. (Tr., p. 446.)

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Positions of the Parties:

Kinder Morgan, Inc.

Kinder Morgan Interstate Gas Transmission LLC

Basin Electric Power Cooperative

68.     These intervenors neither appeared nor participated in the hearing in the case. None presented any evidence, and none indicated opposition to the Application or the Stipulation. Basin signed the Stipulation.

Written Direct and Rebuttal Testimony in General

69.     In addition to the examination conducted at the public hearing in this case, the Commission has reviewed and taken into account in its decision herein the prefiled written direct testimony of [i] Gregory E. Abel, Judi A, Johansen, Brent E. Gale, Patrick J. Goodman, Thomas B. Specketer, and Paul B. Priest for the Applicants; [ii] Bryce J. Freeman and Marci L. Norby for the OCA; [iii] Richard M. Anderson and Ronald J. Binz for WIEC and the WIEC Members; [iv] Steve Waddington for WIA; [v] Roger Hamilton and Bruce Driver for WRA; and Thomas Ohlmacher for Black Hills; [vi] and the written rebuttal testimony of Brent E. Gale, Patrick J. Goodman, Thomas B. Specketer, and Paul B. Priest. All of this written testimony was made a part of the record through sponsoring witnesses who stood cross examination on the contents. (Tr., passim.)

Law to be Applied

70.     The term “public utility” includes electric public utilities, as described in W.S. § 37-1-101(a)(vi)(C), which states that the term includes:

“Any plant, property or facility for the generation, transmission, distribution, sale or furnishing to or for the public of electricity for light, heat or power, including any conduits, ducts or other devices, materials, apparatus or property for containing, holding or carrying conductors used or to be used for the transmission of electricity for light, heat or power;”

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71.     Under W.S. § 37-2-112, the Commission has the “...general and exclusive power to regulate and supervise every public utility within the state in accordance with the provisions of this act.”

72.     The Commission has jurisdiction over “reorganizations” defined under W.S. § 37-1-104(b) as:

“(b) For purposes of this section, “reorganization” means any transaction which, regardless of the means by which it is accomplished, results in a change in the ownership of a majority of the voting capital stock of a public utility, or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility.”

73.     The basic statutory merger standard which we are bound to apply to a reorganization is found at W.S. § 37-1-104(a), which states:

(a) No reorganization of a public utility shall take place without prior approval by the public service commission. The commission shall not approve any proposed reorganization if the commission finds, after public notice and opportunity for public hearing, that the reorganization will adversely affect the utility’s ability to serve the public.

There has been some discussion as to whether or not this is a public interest standard, but the arguments are circular and of no particular legal import. The Commission is bound in all cases to act in the public interest, and in doing so, it will apply the relevant statutes. Our general legal standard in this case is that we must uphold the public interest, and the desires of the utility are secondary to the public interest. Mountain Fuel Supply Company v. Public Service Commission, 662 P.2d 878 (Wyo. 1983).

74.     In deciding whether the transaction could “adversely affect” the ability of a utility to serve the public we are additionally guided, in a general way, by W.S. § 37-2-121, which requires the rates of public utilities to be just and reasonable, and by W.S. § 37-2-122(b) which provides, in part, that utility services and facilities should not be “inadequate or unsafe . . . .”

Further Findings and Conclusions

30	Docket No. 20000-EA-05-226

75.     PacifiCorp is an electric public utility providing retail electric utility service in Wyoming as defined in W.S. § 37-1-101(a)(vi)(C). It is subject to the Commission’s jurisdiction under W.S. § 37-2-112.

76.     Each intervention described hereinabove was properly granted under the Commission’s Rules and the Wyoming Administrative Procedure Act. Each grant of intervention served to make the intervenor a full party to the proceeding with all rights, privileges and obligations of a party. The OCA’s notice of intervention served to confirm it as a party.

77.     The transaction proposed by MEHC and PacifiCorp constitutes a “reorganization” as defined in W.S. § 37-1-104(b).

78.     Proper public notice of this proceeding was given in accordance with the Wyoming Administrative Procedure Act (W.S. § 16-3-101, et seq.), W.S. § 37-1-104(a), 37-2-201, 37-2-202, and the relevant sections of the Commission’s Rules. The public hearing was held and conducted pursuant to W.S. §§ 16-3-107, 16-3-108, 37-1-104(a), 37-2-102, 37-2-201, 37-2-203 and the relevant sections of the Commission’s Rules.

79.     The order allowing one Commissioner or a hearing examiner to conduct and preside at this hearing was properly granted under W.S. §§ 37-2-102 and 16-3-112.

80.     We conclude that the transaction together with the Stipulation will have no adverse effect on the utility’s ability to serve the public. This standard has been met and proved by the overwhelming preponderance of the evidence adduced at the public hearing and as prefiled in connection therewith by the parties. The transaction done in accordance with the Stipulation serves the public interest. The Stipulation serves the public interest.

81.     Although certain commitments agreed upon by the parties simply restate existing rights and obligations under the law, those commitments have value in the context of a six-state effort to conclude the transaction as they provide verbatim reassurance to certain otherwise skeptical parties of the good intentions of the Applicants. However, nothing in the Stipulation may be construed as a limitation of the prerogatives of the Commission to act in the public interest under Wyoming law or to exercise the discretion given it thereunder. The discussion of the Stipulation in this order may not be construed as making binding changes in or varying the terms or conditions of the Stipulation, except where specific clarifications, modifications or

31	Docket No. 20000-EA-05-226

additions are discussed and approved. The Stipulation does not abrogate the Commission’s jurisdiction under Wyoming law but sometimes describes it. In all situations, including instances in which only part of a right or jurisdictional power is described in the Stipulation, Wyoming law will apply and the full right and power will be retained, it being the intent and conclusion of the Commission that its discretion to act in the public interest in appropriate proceedings is not diminished by the transaction, the Stipulation, or this order.

82.     To help in finalizing the documentation for this case, the Applicants should file with the Commission, at the time of the closing of the transaction, a narrative and an organizational chart showing the relationship among PacifiCorp, MEHC, Berkshire Hathaway and their subsidiary and affiliated business entities. This documentation should clearly show the owners of PacifiCorp and the percentages held, up to the level of the ultimate parent, Berkshire Hathaway.

83.     Many commitments made by the Applicants in settling this case have the potential to yield positive benefits for customers and for Wyoming in general. We note particularly the Applicants’ commitment to offsettable rate credits totaling $142.5 million, for the whole company, and to the Applicants’ undertakings regarding deployment of new renewable generation resources, investment in emission controls and the active study and evaluation for deployment of IGCC and other advanced technologies.

84.     The evidence shows that the level of investment in system maintenance and infrastructure would likely be higher if PacifiCorp were acquired by MEHC than if PacifiCorp remained a subsidiary of ScottishPower PLC. We also believe that the Applicants’ commitment to renewable and advanced generation technology, together with the commitments regarding transmission, hold the promise of benefits for consumers and possibly better utilization of Wyoming’s energy resources. Consistent with our understanding of the subject, the Parties’ recommendation in Stipulation ¶7 and the testimony of the OCA, the WIA and WRA, the Commission acknowledges the significance of Wyoming-specific Commitments Wy 25 and Wy 26 concerning IGCC and the importance of IGCC technology to the state of Wyoming.

85.     This order only approves the transaction on the terms discussed herein, and it does not determine or set any PacifiCorp rate. Consequently, this order makes no ruling concerning the effect any provision of the Stipulation might or might not have on rates or other issues addressed by the parties herein. All such issues must be examined and decided separately by the Commission in appropriate proceedings.

32	Docket No. 20000-EA-05-226

86.     Paragraph 15 of the Stipulation establishes a “most favored state” process which allows the Commission to adopt commitments agreed to by the Applicants in the five other jurisdictional states and conditions imposed by those other states, even if the adoption is ordered subsequent to the date of this order. To assist the Commission in implementing ¶15, the Commission directs the parties to undertake, at the earliest date possible following entry of this Order, a review of the decisions issued in other states and to submit a motion as may be appropriate requesting modification of this Order. Such a motion, if filed, will be heard and decided by the Commission at a regularly scheduled or special open meeting. The Commission staff should also review the commitments and conditions in the five other jurisdictional states and make recommendations to the Commission concerning the advisability of adopting [i] any commitment or condition urged on us by the parties and [ii] any other condition or commitment which the staff believes would be of material benefit to PacifiCorp’s Wyoming customers and operations. The filing of a motion pursuant to this paragraph will not affect the finality of this Order or suspend its operation.

87.     The provisions of the Stipulation concerning how PacifiCorp will identify and raise issues in contested cases in the future adequately and properly state the correct methodology for bringing issues to the Commission and for obtaining thereafter an efficient and timely resolution thereof. The need for this forward-looking improvement has been illustrated by a pending federal case involving the Commission and PacifiCorp, but that case is not otherwise relevant to our decision here.

88.     We conclude that an overwhelming preponderance of the evidence of record in this proceeding demonstrates that the transaction proposed by the Applicants together with the terms of the Stipulation as modified will not adversely affect PacifiCorp’s ability to serve the public in Wyoming. We conclude that the probability is high the transaction will help PacifiCorp and the people of Wyoming with infrastructure and other investments which enhance the ability of PacifiCorp to serve in Wyoming. It appears that the transaction will bring benefits to Wyoming consumers, the state in general and ultimately to Wyoming’s economic development efforts. Our approval sets the stage for the acquisition of the PacifiCorp regulated businesses by MEHC and the realization of the benefits, inter alia, of Applicants’ agreements to continued customer service commitments, sound, long term planning, ring-fencing of the new PacifiCorp, and emissions control upgrades for the PacifiCorp generating fleet. At every turn, the Applicants have demonstrated a conscientious, informed and forward looking commitment to the business of PacifiCorp in Wyoming.

89.     The Application for acquisition of PacifiCorp by MEHC should be approved on condition of faithful, timely and complete observance of the letter of the Stipulation, with the modifications and clarifications described above in ¶47, above. A complete copy of the Stipulation is attached hereto and made a part hereof by reference.

33	Docket No. 20000-EA-05-226

NOW THEREFORE IT IS ORDERED:

1.     The transaction and Stipulation are hereby approved.

2.     The parties shall faithfully, promptly and completely observe and carry out all of the terms and conditions of the Stipulation as attached to this Order and as modified and clarified in ¶ 47 of this Order.

3.     If any party or other person believes that the Stipulation is in any way unclear or a difference may exist between the Stipulation and this order, that party or other person shall bring the issue before the Commission for resolution, it being the Commission’s general intent that the plain language of the Stipulation should control.

4.     The Applicants shall promptly file the organizational information discussed above at paragraph 82.

5.     The Commission will rule separately and promptly on the incorporation into the Stipulation of any further commitments or conditions used in other jurisdictional states, all as more fully described in ¶ 86 of this order.

6.     All Confidential Information in this case, as that term is used in the Commission’s September 23, 2005, Order Granting Joint Motion for Approval of Confidentiality Agreement and Protective Order, except for any Confidential Information required by the Commission to be retained by it, shall be, in accordance with paragraph 5(e) of the Confidentiality Agreement, redelivered to the disclosing party within thirty (30) days of the conclusion of all proceedings before the Commission and any related appellate proceedings. Compliance shall be evidenced by the filing with the Commission of the Affidavit of Counsel provided for in paragraph 5(e). No party may thereafter retain, in any form, any copies, notes, extrapolations, recordings, or summaries of any Confidential Information disclosed to it.

7.     This order is effective immediately.

34	Docket No. 20000-EA-05-226

MADE and ENTERED at Cheyenne, Wyoming, on February 28, 2006.

PUBLIC SERVICE COMMISSION OF WYOMING
/s/ STEVE FURTNEY
STEVE FURTNEY, Chairman

/s/ KATHLEEN A. LEWIS
KATHLEEN A. LEWIS, Deputy Chair

/s/ MARY BYRNES
(SEAL)	MARY BYRNES, Commissioner

Attest:
/s/ STEPHEN G. OXLEY
STEPHEN G. OXLEY, Secretary and Chief Counsel

35	Docket No. 20000-EA-05-226

BEFORE THE PUBLIC SERVICE COMMISSION OF WYOMING

IN THE MATTER OF THE JOINT	)
APPLICATION OF MIDAMERICAN	)
ENERGY HOLDINGS COMPANY AND	)	Docket No. 20000-EA-05-226
PACIFICORP FOR APPROVAL OF A	)
REORGANIZATION OF PACIFICORP	)	(Record No. 10015)
AS A WHOLLY-OWNED SUBSIDIARY	)
OF MIDAMERICAN ENERGY	)
HOLDINGS COMPANY	)

STIPULATION

This Stipulation (“Stipulation”) is entered into by and among PacifiCorp, MidAmerican Energy Holdings Company (“MEHC”), the Office of Consumer Advocate (“OCA”), Wyoming Industrial Energy Consumers (“WIEC”), Wyoming Infrastructure Authority (“WIA”), Utility Workers Union of America, AFL-CIO (“UWUA”) and Utility Workers Union of America Local 127 (“Local 127”), Western Resource Advocates (“WRA”), and Basin Electric Power Cooperative (“Basin Electric”), (collectively referred to as the “Parties”).

1.	I. INTRODUCTION

1.        The terms and conditions of this Stipulation are set forth herein. The Parties agree that this Stipulation represents a fair, just and reasonable compromise of the issues raised in this proceeding and that this Stipulation is in the public interest. The Parties, therefore,

STIPULATION – Page 1

recommend that the Public Service Commission of Wyoming (“Commission”) approve the Stipulation and all of its terms and conditions.

2.	II. BACKGROUND

2.       On July 15, 2005, MEHC and PacifiCorp (sometimes hereinafter jointly referred to as “Applicants”) filed an Application with the Commission seeking authorization pursuant to Wyoming Statute § 37-1-104 and Section 209 of the Procedural Rules and Special Regulations of the Public Service Commission of Wyoming  authorizing a proposed transaction (“Transaction”) whereby MEHC would acquire all of the outstanding common stock of PacifiCorp and PacifiCorp would thereafter become an indirect wholly owned subsidiary of MEHC.

3.       On August 4, 2005, the Commission issued a Notice of Application.

4.       Petitions to intervene in this proceeding were filed by OCA, WIEC, Black Hills, WIA, UWUA and Local 127, Kinder Morgan, AARP, WRA, and Basin Electric. By various orders, the Commission granted these interventions.

5.       Representatives of the Parties met on September 28, 2005 for a Technical Conference, for subsequent Settlement Conferences on October 31, 2005, November 18, 2005, January 5, 2006, January 12, 2006 and by phone on January 13, 2006, and engaged in initial settlement discussions with a view toward resolving the Application in this case.

Based upon the settlement discussions among the Parties, as a compromise of the positions in this case, and for other consideration as set forth below, the Parties agree to the following terms:

STIPULATION – Page 2

3.	III. TERMS OF THE STIPULATION

6.        Appendix A contains the complete list of Commitments that Applicants collectively and individually agree to make in exchange for the support of the Parties in this proceeding (hereinafter referred to as “Commitments”). The Commitments are comprised of general commitments applicable to all the states in which PacifiCorp’s service territory extends and Wyoming-specific commitments that apply only to the activities and operations of Applicants within Wyoming. By virtue of executing this Stipulation, the Applicants agree to perform all of the Commitments set forth in Appendix A according to the provisions of each Commitment as set forth therein.

7.        Wyoming-specific Commitments Wy 25 and Wy 26 further the analysis of IGCC technology as part of PacifiCorp’s generation portfolio. By these Commitments, the signatories have recognized the importance to Wyoming of IGCC technology. The signatories request that the Commission’s order approving the transaction acknowledge the significance of these Commitments and the importance of IGCC technology to the state.

8.        Commitment 10 addresses waiver of certain defenses under Ohio Power Co. v. FERC by MEHC and Berkshire until PUHCA repeal is effective on February 8, 2006. Since no case law has yet developed regarding the same subject matter after the repeal of PUHCA, the parties have not addressed the issue beyond February 8, 2006. The parties acknowledge that the Commission should monitor federal developments on this subject matter and may need to address the same in the future

9.        For the purpose of rate cases and formal regulatory proceedings, PacifiCorp will provide the parties to this stipulation filed in the acquisition docket who are also intervenors in

STIPULATION – Page 3

any future rate case or formal regulatory proceeding with access, subject to Commitment 32 and the discovery rules of the Commission, to its financial books and records, including documents, data, and records of transactions between PacifiCorp and its affiliated interests which are relevant to issues in the docket.

10.     PacifiCorp will provide in writing to the Office of Consumer Advocate, at the same time as the Commission, with the filings, data and documents made with or provided in writing to Commission pursuant to Commitments 3, 4, 8, 12, 13, 14, 16, 18, 49, Wy 3, Wy 5, Wy 15c, Wy 16, Wy 17, Wy 28, Wy 32 and Wy 34. PacifiCorp further will provide notice to the Parties of filings made with the Commission pursuant to Commitments 3, 4, 8, 12, 13, 14, 16, 18, 49, Wy 3, Wy 5, Wy 15c, Wy 16, Wy 17, Wy 28, Wy 32 and Wy 34.

11.     To the extent issues regarding the federal litigation involving 2003 Wyoming power purchase costs remain outstanding at the time of the transaction, MEHC and PacifiCorp commit to work in good faith with the Commission and the parties to expeditiously resolve the issues in a mutually acceptable manner.

12.      MEHC and PacifiCorp recognize the importance of independent consumer representation before the Commission regarding filings made by PacifiCorp. MEHC and PacifiCorp support the continuing viability of the Wyoming Office of Consumer Advocate with the full rights and responsibilities granted to all other parties that may from time to time appear before the Commission. Applicants commit that neither MEHC nor PacifiCorp will initiate or support legislation prior to 2015 that would repeal W.S. 37-2-401 through 404 or diminish the authority of the OCA thereunder. Applicants further commit that during the appropriate legislative proceedings they will support repeal of W.S. 37-2-404(b).

STIPULATION – Page 4

13.     The Parties will not oppose in any proceeding the concept of the captive insurance affiliate for the purposes proposed in this Stipulation.

14.     Through December 31, 2011, MEHC and PacifiCorp will both confer with the signatories and provide drafts in a timely manner prior to introducing legislation in the Wyoming Legislature that would impact Wyoming utility regulation.

15.     In the process of obtaining approvals of the Transaction in other states, the Commitments may be expanded or modified as a result of regulatory decisions or settlements. In developing this Stipulation, the Parties considered, and agreed upon adoption of various commitments from, the stipulations entered into by Applicants in approval proceedings in the states of Utah, Oregon, Idaho, and California. The Applicants agree that the Commission shall have an opportunity and the authority to consider and adopt in Wyoming any commitments or conditions to which the Applicants agree or with which the Applicants are required to comply in other jurisdictions, even if such commitments and conditions are agreed to after the Commission enters its order in this docket. To facilitate the Commission’s consideration and adoption of the commitments and conditions from other jurisdictions, the Parties urge the Commission to issue an order accepting this Stipulation as soon as practical, but to reserve in such order the explicit right to re-open Appendix A to add (without modification of the language thereof except such non-substantive changes as are necessary to make the commitment or condition applicable to Wyoming) commitments and conditions accepted or ordered in another state jurisdiction. To provide input to the Commission to facilitate a prompt decision regarding the desirability or lack of desirability for these out-of-state commitments and conditions to be adopted in Wyoming, the Parties agree to and recommend the following process:

STIPULATION – Page 5

•

Within five calendar days after a stipulation with new or amended commitments is filed by the Applicants with a commission in another state jurisdiction, Applicants will send a copy of the stipulation and commitments to the Parties.

•

Within five calendar days after a commission in another state jurisdiction issues an order that accepts a stipulation to which Applicants are a party or otherwise imposes new or modified commitments or conditions, that order, together with all commitments and conditions of any type agreed to by Applicants or ordered by the commission in such other state, will be filed with the Commission and served on all parties to this docket by the most expeditious means practical. Within ten calendar days after the last such filing from the other states (“Final Filing”), any party to the docket wishing to do so shall file with the Commission its response, including its position as to whether any of the covenants, commitments and conditions from the other jurisdictions (without modification of the language thereof except such non-substantive changes as are necessary to make the commitment or condition applicable to Wyoming) should be adopted in Wyoming.

•

Within five calendar days after any such response filing, any party to the docket may file a reply with the Commission. The parties agree to support in their filings (or by representation of same by MEHC) the issuance by the Commission of an order regarding the adoption of such commitments and conditions as soon as practical thereafter, recognizing that the transaction cannot close until final state orders have issued.

16.     Not later than the Final Filing, MEHC and PacifiCorp will disclose to the Parties any written commitments, conditions or covenants made in another state jurisdiction (between

STIPULATION – Page 6

the date of the filing of the Stipulation and the receipt of the last state order in the transaction docket) intended to encourage approval of the transaction or avoidance of an objection thereto.

17.      The Parties, by signing this Stipulation, acknowledge that the Applicants have satisfied the standard under W. S. § 37-1-104 for approval of the Transaction and request that the Commission issue its order approving the Application and this Stipulation. The Parties encourage the Commission to enter a final Wyoming approval order by February 28, 2006.

18.      The Parties submit this Stipulation to the Commission and recommend approval in its entirety pursuant to W. S. § 37-1-104. Parties shall support this Stipulation before the Commission, and no Party shall appeal any portion of this Stipulation or Order approving the same. If this Stipulation is challenged by any person not a party to the Stipulation, the Parties to this Stipulation reserve the right to cross-examine witnesses and put on such case as they deem appropriate to respond fully to the issues presented, including the right to raise issues that are incorporated in the settlements embodied in this Stipulation. Notwithstanding this reservation of rights, the Parties to this Stipulation agree that they will continue to support the Commission’s adoption of the terms of this Stipulation.

19.      The Parties agree that this Stipulation represents a compromise of the positions of the Parties in this case. Other than the above referenced positions and any testimony filed in support of the approval of this Stipulation, and except to the extent necessary for a Party to explain before the Commission its own statements and positions with respect to the Stipulation, all negotiations relating to this Stipulation shall not be admissible in evidence in this or any other proceeding regarding this subject matter.

20.      Applicants acknowledge that the Commission’s approval of the Stipulation, the Commitments or the Joint Application shall not bind the Commission in other proceedings with respect to the determination of prudence, just and reasonable character, rate or ratemaking

STIPULATION – Page 7

treatment, or public interest of services, accounts, costs, investments, any particular construction project, expenditures or actions referenced in these Commitments.

21.     In the event the Commission rejects any part or all of this Stipulation, or imposes any additional material conditions on approval of this Stipulation, each Party reserves the right, upon written notice to the Commission and the other Parties to this proceeding, within 14 days of the date of such action by the Commission, to withdraw from this Stipulation. In such case, no Party shall be bound or prejudiced by the terms of this Stipulation, and each Party shall be entitled to seek reconsideration of the Commission’s order, file testimony as it chooses, cross-examine witnesses, and do all other things necessary to put on such case as it deems appropriate. In such case, the Parties immediately will request the prompt reconvening of a prehearing conference for purposes of establishing a procedural schedule for the completion of the case. The Parties agree to cooperate in development of a schedule that concludes the proceeding expeditiously, taking into account the needs of the Parties in participating in hearings and preparing briefs.

22.     No Party shall be bound, benefited or prejudiced by any position asserted in the negotiation of this Stipulation, except to the extent expressly stated herein, nor shall this Stipulation be construed as a waiver of the rights of any Party unless such rights are expressly waived herein. Execution of this Stipulation shall not be deemed to constitute an acknowledgment by any Party of the validity or invalidity of any particular method, theory or principle of regulation or cost recovery. No Party shall be deemed to have agreed that any method, theory or principle of regulation or cost recovery employed in arriving at this Stipulation is appropriate for resolving any issues in any other proceeding in the future. No findings of fact or conclusions of law other than those stated herein shall be deemed to be implicit in this Stipulation.

STIPULATION – Page 8

23.      Subject to Paragraph 23 of this Stipulation, the effective date of this Stipulation shall be the date of the closing of the Transaction.

24.      The obligations of the Applicants under this Stipulation are subject to the Commission’s approval of the Application in this docket on terms and conditions acceptable to the Applicants, in their sole discretion, and the closing of the Transaction.

25.      To the extent any of above referenced filing dates falls on a weekend or a holiday, the filing shall be due on the next business day.

Respectfully submitted this 20th day of January, 2006.

PacifiCorp		MidAmerican Energy Holdings Company

By	/s/ D. Douglas Larson	By	/s/ Mark C. Moench

	D. Douglas Larson		Mark C. Moench
	Vice President, Regulation		Senior Vice President, Law

Wyoming Industrial Energy Consumers (WIEC)		Office of Consumer Advocate
By	/s/ Holland and Hart LLP	By	/s/ Bryce J. Freeman

	Holland and Hart LLP		Bryce J. Freeman

Administrator

STIPULATION – Page 9

Wyoming Infrastructure Authority
Utility Workers Union of America, AFL-CIO and Utility Workers Union of America Local 127
		By	/s/ Thomas J. Dougherty II

Thomas J. Dougherty II
Rothgerber, Johnson & Lyons, LLP
By	/s/ David B. Lieb

Western Resource Advocates
David B. Lieb

Spiegel & McDiarmid
	By	/s/ Eric C. Guidry

Basin Electric Power Cooperative	Eric C. Guidry
By	/s/ Eydie L. Johnson

Eydie L. Johnson

Sherard, Sherard and Johnson

STIPULATION – Page 10

MEHC Acquisition of PacifiCorp

Wyoming Docket No. 20000-EA-5-226

Consolidated List of Commitments

Commitments Applicable to All States:

1)

MEHC and PacifiCorp affirm the continuation (through March 31, 2008) of the existing customer service guarantees and performance standards in each jurisdiction. MEHC and PacifiCorp will not propose modifications to the guarantees and standards prior to March 31, 2008. Refer to Commitment 45 for the extension of this commitment through 2011.

2)

Penalties for noncompliance with performance standards and customer guarantees shall be paid as designated by the Commission and shall be excluded from results of operations. PacifiCorp will abide by the Commission’s decision regarding payments.

3)

PacifiCorp will maintain its own accounting system, separate from MEHC’s accounting system. All PacifiCorp financial books and records will be kept in Portland, Oregon. PacifiCorp’s financial books and records and state and federal utility regulatory filings and documents will continue to be available to the Commission, upon request, at PacifiCorp’s offices in Portland, Oregon, Salt Lake City, Utah, and elsewhere in accordance with current practice.

4)

MEHC and PacifiCorp will provide the Commission access to all books of account, as well as all documents, data, and records of their affiliated interests, which pertain to transactions between PacifiCorp and its affiliated interests or which are otherwise relevant to the business of PacifiCorp. This commitment is also applicable to the books and records of Berkshire Hathaway, which shall retain its books and records relevant to the business of PacifiCorp consistent with the manner and time periods of the Federal Energy Regulatory Commission’s record retention requirements that are applicable to PacifiCorp’s books and records.

Commitments - 1

5)

MEHC, PacifiCorp and all affiliates will make their employees, officers, directors, and agents available to testify before the Commission to provide information relevant to matters within the jurisdiction of the Commission.

6)

The Commission or its agents may audit the accounting records of MEHC and its subsidiaries that are the bases for charges to PacifiCorp, to determine the reasonableness of the costs and allocation factors used by MEHC to assign costs to PacifiCorp and amounts subject to allocation or direct charges. MEHC agrees to cooperate fully with such Commission audits.

7)	MEHC and PacifiCorp will comply with all applicable Commission statutes and regulations regarding affiliated interest transactions, including timely filing of applications and reports.
8)

PacifiCorp will file on an annual basis an affiliated interest report including an organization chart, narrative description of each affiliate, revenue for each affiliate and transactions with each affiliate.

9)

PacifiCorp and MEHC will not cross-subsidize between the regulated and non-regulated businesses or between any regulated businesses, and shall comply with the Commission’s applicable orders and rules with respect to such matters.

10)

Due to PUHCA repeal, neither Berkshire Hathaway nor MEHC will be registered public utility holding companies under PUHCA. Thus, no waiver by Berkshire Hathaway or MEHC of any defenses to which they may be entitled under Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir.), cert. denied sub nom. Arcadia v. Ohio Power Co., 506 U.S. 981 (1992) (“Ohio Power”), is necessary to maintain the Commission’s regulation of MEHC and PacifiCorp. However, while PUHCA is in effect, Berkshire Hathaway and MEHC waive such defenses.

11) a)

Any diversified holdings and investments (e.g., non-utility business or foreign utilities) of MEHC following approval of the transaction will not be held by PacifiCorp or a subsidiary of PacifiCorp. This condition will not prohibit MEHC or its affiliates other than PacifiCorp from holding diversified businesses.

b)	Ring-fencing provisions for PPW Holdings LLC will include the provisions in Appendix 1. These provisions have been derived from those in effect for NNGC Acquisition, LLC as of December 1, 2005.

Commitments - 2

12)

PacifiCorp or MEHC will notify the Commission in writing subsequent to MEHC’s board approval and as soon as practicable following any public announcement of: (1) any acquisition of a regulated or unregulated business representing 5 percent or more of the capitalization of MEHC; or (2) the change in effective control or acquisition of any material part or all of PacifiCorp by any other firm, whether by merger, combination, transfer of stock or assets.

13)

The Inter-company Administrative Services Agreement (IASA) will include the corporate and affiliate cost allocation methodologies. The IASA will be filed with the Commission as soon as practicable after the closing of the transaction. Approval of the IASA will be requested if required by law or rule, but approval for ratemaking purposes will not be requested in such filing. Refer to Commitment 14 (f). Amendments to the IASA will also be filed with the Commission.

14)

Any proposed cost allocation methodology for the allocation of corporate and affiliate investments, expenses, and overheads, required by law or rule to be submitted to the Commission for approval, will comply with the following principles:

a)

For services rendered to PacifiCorp or each cost category subject to allocation to PacifiCorp by MEHC or any of its affiliates, MEHC must be able to demonstrate that such service or cost category is necessary to PacifiCorp for the performance of its regulated operations, is not duplicative of services already being performed within PacifiCorp, and is reasonable and prudent.

b)

Cost allocations to PacifiCorp and its subsidiaries will be based on generally accepted accounting standards; that is, in general, direct costs will be charged to specific subsidiaries whenever possible and shared or indirect costs will be allocated based upon the primary cost-driving factors.

c)	MEHC and its subsidiaries will have in place positive time reporting systems adequate to support the allocation and assignment of costs of executives and other relevant personnel to PacifiCorp.
d)

An audit trail will be maintained such that all costs subject to allocation can be specifically identified, particularly with respect to their origin. In addition, the audit trail must be adequately supported. Failure to adequately support any allocated cost may result in denial of its recovery in rates.

Commitments - 3

e)

Costs which would have been denied recovery in rates had they been incurred by PacifiCorp regulated operations will likewise be denied recovery whether they are allocated directly or indirectly through subsidiaries in the MEHC group.

f)	Any corporate cost allocation methodology used for rate setting, and subsequent changes thereto, will be submitted to the Commission for approval if required by law or rule.
15)

MEHC and PacifiCorp commit that PacifiCorp will maintain separate debt and preferred stock, if any. PacifiCorp will maintain its own corporate credit rating, as well as ratings for long-term debt and preferred stock, from Moody’s and S&P or their successor rating agencies.

16)

MEHC and PacifiCorp will exclude all costs of the transaction from PacifiCorp’s utility accounts used in setting rates. Within 90 days following completion of the transaction, MEHC will file with the Commission a preliminary accounting of these costs. Further, MEHC will file with the Commission a final accounting of these costs within 30 days of the accounting close.

17)

MEHC and PacifiCorp will provide the Commission with unrestricted access to all written information provided by and to credit rating agencies that pertains to PacifiCorp or MEHC. Berkshire Hathaway and MEHC will also provide the Commission with unrestricted access to all written information provided by and to credit rating agencies that pertains to MEHC’s subsidiaries to the extent such information may potentially impact PacifiCorp.

18) a)

MEHC and PacifiCorp commit that PacifiCorp will not make any dividends to PPW Holdings LLC or MEHC that will reduce PacifiCorp’s common equity capital below the following percentages of its Total Capital without Commission approval:

48.25% from the date of the close of the transaction through December 31, 2008;

Commitments - 4

47.25% from January 1, 2009, through December 31, 2009;

46.25% from January 1, 2010 through December 31, 2010;

45.25% from January 1, 2011 through December 31, 2011;

44.00% after December 31, 2011.

b)

PacifiCorp’s Total Capital is defined as common equity, preferred equity and long-term debt. Long-term debt is defined as debt with a term of more than one year. For purposes of calculating the numerator of the percentage, common equity will be increased by 50% of the remaining balance of preferred stock that was in existence prior to the acquisition of PacifiCorp by MEHC. PacifiCorp and MEHC will work with Commission staff to determine a percentage of common equity credit to apply to preferred stock issued by PacifiCorp after the acquisition of PacifiCorp by MEHC. In the absence of such an agreement between Commission staff and the Companies, MEHC and PacifiCorp agree to treat new issuances of preferred stock as 100% debt, unless a Commission order approves a different percentage.

c)

MEHC and PacifiCorp commit that PacifiCorp will not make any dividends to PPW Holdings LLC or MEHC that will reduce PacifiCorp’s common equity capital below 35% of its Total Adjusted Capital without Commission approval. For purposes of calculating the numerator of the percentage, common equity will not include any portion of PacifiCorp preferred stock issued and outstanding. PacifiCorp’s Total Adjusted Capital is defined as common equity, preferred equity, long-term debt, short-term debt and capitalized lease obligations.

d)	The Commission, on its own motion or at the request of any party, may reexamine the minimum common equity percentages as financial conditions or accounting standards warrant.
19)	The capital requirements of PacifiCorp, as determined to be necessary to meet its obligation to serve the public, will be given a high priority by the Board of Directors of MEHC and PacifiCorp.
20)

MEHC and PacifiCorp commit that neither PacifiCorp nor its subsidiaries will, without the prior approval of the Commission, make loans or transfer funds (other than dividends and payments pursuant to the IASA) to MEHC, Berkshire Hathaway or their respective subsidiaries, or assume any obligation or liability as guarantor, endorser, surety or otherwise for MEHC, Berkshire Hathaway or their respective subsidiaries; provided that this condition will not prevent PacifiCorp, to the extent allowed by law, from making loans or transferring funds to a subsidiary of PacifiCorp or assuming any obligation or liability on behalf of a subsidiary of PacifiCorp. MEHC and Berkshire Hathaway will not pledge any of

Commitments - 5

the assets of the business of PacifiCorp as backing for any securities which MEHC, Berkshire Hathaway or their respective subsidiaries, but excluding PacifiCorp and its subsidiaries, may issue.

21)	MEHC and PacifiCorp will not advocate for a higher cost of capital as compared to what PacifiCorp’s cost of capital would have been, using Commission standards, absent MEHC’s ownership.
22)	[This Commitment number has intentionally been left blank. Commitment 22 is not available if a state selects Wyoming-specific Commitment Wy 12.]
23)

PacifiCorp will continue a Blue Sky tariff offering in all states. PacifiCorp will continue to support this offering through innovative marketing, by modifying the tariff to reflect the developing green power market and by monitoring national certification standards.

24)	PacifiCorp will continue its commitment to gather outside input on environmental matters, such as through the Environmental Forum.
25)	PacifiCorp will continue to have environmental management systems in place that are self-certified to ISO 14001 standards at all PacifiCorp operated thermal generation plants.
26)

MEHC will maintain at least the existing level of PacifiCorp’s community-related contributions, both in terms of monetary and in-kind contributions. The distribution of PacifiCorp’s community-related contributions among the states will be done in a manner that is fair and equitable to each state.

27)	MEHC will continue to consult with regional advisory boards to ensure local perspectives are heard regarding community issues.
28)	MEHC will honor PacifiCorp’s existing labor contracts.

Commitments - 6

29)	After the closing of the transaction, MEHC and PacifiCorp will make no unilateral changes to employee benefit plans prior to May 23, 2007 that would result in the reduction of employee benefits.
30)	PacifiCorp will continue to produce Integrated Resource Plans according to the then current schedule and the then current Commission rules and orders.
31)

When acquiring new generation resources in excess of 100 MW and with a dependable life of 10 or more years, PacifiCorp and MEHC will issue Requests for Proposals (RFPs) or otherwise comply with state laws, regulations and orders that pertain to procurement of new generation resources for PacifiCorp.

32)	Nothing in these acquisition commitments shall be interpreted as a waiver of PacifiCorp’s or MEHC’s rights to request confidential treatment for information that is the subject of any commitments.
33)

Unless another process is provided by statute, Commission regulations or approved PacifiCorp tariff, MEHC and PacifiCorp encourage the Commission to use the following process for administering the commitments. The Commission should give MEHC and PacifiCorp written notification of any violation by either company of the commitments made in this application. If such failure is corrected within ten (10) business days for failure to file reports, or five (5) business days for other violations, the Commission should take no action. The Commission shall have the authority to determine if the corrective action has satisfied or corrected the violation. MEHC or PacifiCorp may request, for cause, an extension of these time periods. If MEHC or PacifiCorp fails to correct such violations within the specified time frames, as modified by any Commission-approved extensions, the Commission may seek to assess penalties for violation of a Commission order, against either MEHC or PacifiCorp, as allowed under state laws and regulations.

34)

MEHC and PacifiCorp have identified transmission projects that MEHC and PacifiCorp believe will enhance reliability, facilitate the receipt of renewable resources, or enable further system optimization. Subject to permitting and the availability of materials, equipment and rights-of-way, MEHC and PacifiCorp

Commitments - 7

commit to use their best efforts to achieve the following transmission system infrastructure improvements1:

a)

Path C Upgrade (~$78 million) – Increase Path C capacity by 300 MW (from S.E. Idaho to Northern Utah). The target completion date for this project is 2010. MEHC and PacifiCorp assert that this project:

•	enhances reliability because it increases transfer capability between the east and west control areas,
•	facilitates the delivery of power from wind projects in Idaho, and
•	provides PacifiCorp with greater flexibility and the opportunity to consider additional options regarding planned generation capacity additions.
b)

Mona - Oquirrh (~$196 million) – Increase the import capability from Mona into the Wasatch Front (from Wasatch Front South to Wasatch Front North). This project would enhance the ability to import power from new resources delivered at or to Mona, and to import from Southern California by “wheeling” over the Adelanto DC tie. The target completion date for this project is 2011. MEHC and PacifiCorp assert that this project:

•	enhances reliability by enabling the import of power from Southern California entities during emergency situations,
•	facilitates the acceptance of renewable resources, and
•	enhances further system optimization since it enables the further purchase or exchange of seasonal resources from parties capable of delivering to Mona.
c)

Walla Walla - Yakima or Mid-C (~$88 million) – Establish a link between the “Walla Walla bubble” and the “Yakima bubble” and/or reinforce the link between the “Walla Walla bubble” and the Mid-Columbia (at Vantage). MEHC and PacifiCorp assert that either of these projects presents opportunities to enhance PacifiCorp’s ability to accept the output from wind generators and balance the system cost effectively in a regional environment. The target completion date for this project is 2010.

______________

1 It is possible that upon further review a particular investment might not be cost-effective, optimal for customers or able to be completed by the target date. If that should occur, MEHC pledges to propose an alternative to the Commission with a comparable benefit.

Commitments - 8

35)	MEHC and PacifiCorp make the following commitments to improve system reliability:
a)	investment in the Asset Risk Program of $75 million over the three years, 2007-2009,
b)	investment in local transmission risk projects across all states of $69 million over eight years after the close of the transaction,
c)	O & M expense for the Accelerated Distribution Circuit Fusing Program across all states will be increased by $1.5 million per year for five years after the close of the transaction, and
d)	extension of the O&M investment across all states for the Saving SAIDI Initiative for three additional years at an estimated cost of $2 million per year.
e)

MEHC and PacifiCorp will support the Bonneville Power Administration in its development of short-term products such as conditional firm. No less than three months following the close of the transaction, PacifiCorp will initiate a process to collaboratively design similar short-term transmission products and will include stakeholders in this process. PacifiCorp will make every reasonable effort to complete a product by the end of 2008.

f)

PacifiCorp will continue to offer its Partial Interim Service product, and will make commercially reasonable efforts to offer transmission customers as much firm service as the Company’s transmission studies show is available, including weeks within a month. PacifiCorp will also continue its OATT tariff provision that allows transmission customers to alter pre-scheduled transactions up to 20 minutes before the hour as long as such provision is consistent with established scheduling practices and does not jeopardize system reliability. PacifiCorp will notify parties to this proceeding if it proposes changes to these two elements of its OATT.

Commitments - 9

36)

MEHC recognizes that it can and should have a role in addressing the critical importance of transmission infrastructure to the states in which PacifiCorp serves. MEHC also recognizes that some transmission projects, while highly desirable, may not be appropriate investments for PacifiCorp and its regulated customers. Therefore, MEHC commits its resources and leadership to assist PacifiCorp states in the development of transmission projects upon which the states can agree. Examples of such projects would be RMATS and the proposed Frontier transmission line.

37)

MEHC believes that PacifiCorp’s incremental cost of long-term debt will be reduced as a result of the proposed transaction, due to the association with Berkshire Hathaway. Historically, MEHC’s utility subsidiaries have been able to issue long-term debt at levels below their peers with similar credit ratings. MEHC commits that over the next five years it will demonstrate that PacifiCorp’s incremental long-term debt issuances will be at least a spread of ten basis points below PacifiCorp’s similarly rated peers. MEHC’s demonstration will include information from a third party industry expert supporting its calculation and conclusion. If MEHC is unable to demonstrate to the Commission’s satisfaction that PacifiCorp has achieved at least a ten-basis point reduction, PacifiCorp will file in any rate application to the Commission at least a ten (10) basis point reduction to the yield it actually incurred on any incremental long-term debt issuances for any revenue requirement calculation effective for the five-year period subsequent to the approval of the proposed acquisition. It is projected that this benefit will yield a value roughly equal to $6.3 million over the post-acquisition five-year period.

38)	[This Commitment number has intentionally been left blank. Commitment 38 is not available if a state selects Wyoming-specific Commitments Wy 9 and Wy 11.]
39)

In Commitment 31, MEHC and PacifiCorp adopt a commitment to source future PacifiCorp generation resources consistent with the then current rules and regulations of each state. In addition to that commitment, for the next ten years, MEHC and PacifiCorp commit that they will submit as part of any commission approved RFPs for resources with a dependable life greater than 10 years and greater than 100 MW, —including renewable energy RFPs — a 100 MW or more utility “own/operate” alternative for the particular resource. It is not the intent or objective that such alternatives be favored over other options. Rather, the option for PacifiCorp to own and operate the resource which is the subject of the RFP will enable comparison and evaluation of that option against other viable alternatives. In addition to providing regulators and interested parties with an additional viable option for assessment, it can be expected that this commitment

Commitments - 10

will enhance PacifiCorp’s ability to increase the proportion of cost-effective renewable energy in its generation portfolio, based upon the actual experience of MEC and the “Renewable Energy” commitment offered below.

40)

MEHC reaffirms PacifiCorp’s commitment to acquire 1400 MW of new cost-effective renewable resources, representing approximately 7% of PacifiCorp’s load. MEHC and PacifiCorp commit to work with developers and bidders to bring at least 100 MW of cost-effective wind resources in service within one year of the close of the transaction.

MEHC and PacifiCorp expect that the commitment to build the Walla-Walla and Path C transmission lines will facilitate up to 400 MW of renewable resource projects with an expected in-service date of 2010. MEHC and PacifiCorp commit to actively work with developers to identify other transmission improvements that can facilitate the delivery of cost-effective wind energy in PacifiCorp’s service area.

In addition, MEHC and PacifiCorp commit to work constructively with states to implement renewable energy action plans so as to enable PacifiCorp to achieve at least 1400 MW of cost-effective renewable energy resources by 2015. Such renewable energy resources are not limited to wind energy resources.

41)	MEHC supports and affirms PacifiCorp’s commitment to consider utilization of advanced coal-fuel technology such as super-critical or IGCC technology when adding coal-fueled generation.
42) a)

MEHC and PacifiCorp commit to participate in the Environmental Protection Agency’s SF6 Emission Reduction Partnership for Electric Power Systems. Sulfur hexafluoride (SF6) is a highly potent greenhouse gas used in the electric industry for insulation and current interruption in electric transmission and distribution equipment. MEHC and PacifiCorp represent that over a 100-year period, SF6 is 23,900 times more effective at trapping infrared radiation than an equivalent amount of CO2, making it the most highly potent, known greenhouse gas. SF6 is also a very stable chemical, with an atmospheric lifetime of 3,200 years. As the gas is emitted, it accumulates in the atmosphere in an essentially un-degraded state for many centuries. Thus, a relatively small amount of SF6 can have a significant impact on global climate change. Through its participation in the SF6 partnership, PacifiCorp will commit to an appropriate SF6 emissions reduction

Commitments - 11

goal and annually report its estimated SF6 emissions. MEHC and PacifiCorp represent that this not only reduces greenhouse gas emissions, it saves money and improves grid reliability. Since 1999, EPA’s SF6 partner companies have saved $2.5 million from the avoided gas loss alone. Use of improved SF6 equipment and management practices helps protect system reliability and efficiency.

b)

Within six months after close of the transaction, MEHC and PacifiCorp commit that PacifiCorp will establish a global warming working group composed of representatives of the regulatory, consumer, educational and environmental communities in the six states that PacifiCorp serves, as well as representatives of PacifiCorp and MEHC. PacifiCorp will work with the global warming working group to identify cost-effective measures to reduce PacifiCorp’s greenhouse emissions. PacifiCorp will develop and file with the Commission its strategy, which MEHC supports, for reducing its greenhouse gas emissions.

43)

Working with the affected generation plant joint owners and with regulators to obtain required approvals, MEHC and PacifiCorp commit to install, to the extent cost effective, the equipment likely to be necessary under future emissions control scenarios at a cost of approximately $812 million. Concurrent with any application for an air permit, MEHC and PacifiCorp will discuss its plans regarding this commitment with interested parties and solicit input. While additional expenditures may ultimately be required as future emission reduction requirements become better defined, MEHC believes these investments in emission control equipment are reasonable and environmentally beneficial. The execution of an emissions reduction plan for the existing PacifiCorp coal-fueled facilities, combined with the use of reduced-emissions coal technology for new coal-fueled generation, is expected to result in a significant decrease in the emissions rate of PacifiCorp’s coal-fueled generation fleet. MEHC represents that the investments to which MEHC is committing are expected to result in a decrease in the SO2 emissions rates of more than 50%, a decrease in the NOx emissions rates of more than 40%, a reduction in the mercury emissions rates of almost 40%, and no increase expected in the CO2 emissions rate.

44) a)

MEHC and PacifiCorp commit to conducting a company-defined third-party market potential study of additional DSM and energy efficiency opportunities within PacifiCorp’s service areas. The objective of the study will be to identify opportunities not yet identified by the company and, if and where possible, to recommend programs or actions to pursue those opportunities found to be cost-effective. The study will focus on opportunities for deliverable DSM and energy efficiency resources rather than technical potentials that may not be attainable through DSM and energy efficiency efforts. On-site solar and combined heat and

Commitments - 12

power programs may be considered in the study. During the three-month period following the close of the transaction, MEHC and PacifiCorp will consult with DSM advisory groups and other interested parties to define the proper scope of the study. The findings of the study will be reported back to DSM advisory groups, commission staffs, and other interested stakeholders and will be used by the Company in helping to direct ongoing DSM and energy efficiency efforts. The study will be completed within fifteen months after the closing on the transaction, and MEHC shareholders will absorb the first $1 million of the costs of the study.

b)

PacifiCorp further commits to meeting its portion of the NWPPC’s energy efficiency targets for Oregon, Washington and Idaho, as long as the targets can be achieved in a manner deemed cost-effective by the affected states.

c)

In addition, MEHC and PacifiCorp commit that PacifiCorp and MEC will annually collaborate to identify any incremental programs that might be cost-effective for PacifiCorp customers. The Commission will be notified of any additional cost-effective programs that are identified.

45)

MEHC and PacifiCorp commit to continue customer service guarantees and performance standards as established in each jurisdiction, provided that MEHC and PacifiCorp reserve the right to request modifications of the guarantees and standards after March 31, 2008, and the right to request termination (as well as modification) of one or more guarantees or standards after 2011. The guarantees and standards will not be eliminated or modified without Commission approval.

46)

MEHC has significant experience in assisting its communities with economic development efforts. MEHC plans to continue PacifiCorp’s existing economic development practices and use MEHC’s experience to maximize the effectiveness of these efforts.

47)

MEHC understands that having adequate staffing and representation in each state is not optional. MEHC understands its importance to customers, to regulators and to states. MEHC and PacifiCorp commit to maintaining adequate staffing and presence in each state, consistent with the provision of safe and reliable service and cost-effective operations.

Commitments - 13

48)

PacifiCorp will provide public notice and an invitation to encourage stakeholders to participate in the Integrated Resource Plan (IRP) process. The IRP process will be used to consider Commitments 34, 39, 40, 41, 44, 52 and 53. PacifiCorp will hold IRP meetings at locations or using communications technologies that encourage broad participation.

49)

By June 1, 2007 and each June 1 thereafter through June 1, 2011, PacifiCorp will file a report with the Commission regarding the implementation of the Commitments. The report will, at a minimum, provide a description of the performance of each of the commitments that have quantifiable results. If any of the commitments is not being met, relative to the specific terms of the commitment, the report shall provide proposed corrective measures and target dates for completion of such measures. PacifiCorp will make publicly available at the Commission non-confidential portions of the report.

50)	PacifiCorp will maintain its current pension funding policy, as described in the 2005 Actuarial Report, for a period of two years following the close of the transaction.
51)

Subject to, and in consideration for, dismissal of all existing proceedings and no commencement of any future state regulatory proceeding against PacifiCorp involving or arising from the SEC PUHCA Audit Report of Scottish Power dated May 11, 2004, MEHC will contribute to PacifiCorp, at no cost to PacifiCorp, MEHC’s stock ownership in the Intermountain Geothermal Company and the associated steam rights (approximately 70% of the total rights) to the steam resources serving PacifiCorp’s Blundell geothermal plant and terminate MEHC’s and Intermountain Geothermal Company’s rights and obligations under the contracts. MEHC will assist PacifiCorp in determining the cost-effectiveness of acquiring the remaining 30% of the rights. No more than six months after the close of the transaction, MEHC will provide parties a clear and complete disclosure statement that details any potential liabilities and risks, identified by or for MEHC, associated with the ownership rights of MEHC in Intermountain Geothermal. MEHC also commits that PacifiCorp customers will not be harmed from the contribution to PacifiCorp of the Intermountain Geothermal steam resources and stock.

52)

Upon closing, MEHC and PacifiCorp commit to immediately evaluate increasing the generation capacity of the Blundell geothermal facility by the amount determined to be cost-effective. Such evaluation shall be summarized in a report and filed with the Commission concurrent with the filing of PacifiCorp’s next

Commitments - 14

IRP. This incremental amount is expected to be at least 11 MW and may be as much as 100 MW. All cost effective increases in Blundell capacity, completed before January 1, 2015, should be counted toward satisfaction of PacifiCorp’s 1400 MW renewable energy goal, in an amount equal to the capacity of geothermal energy actually added at the plant.

53)

MEHC or PacifiCorp commit to commence as soon as practical after close of the transaction a system impact study to examine the feasibility of constructing transmission facilities from the Jim Bridger generating facilities to Miners Substation in Wyoming. Upon receipt of the results of the system impact study, MEHC or PacifiCorp will review and discuss with stakeholders the desirability and economic feasibility of performing a subsequent facilities study for the Bridger to Miners transmission project.

Wyoming-Specific Commitments:

Wy 1.	Penalties for noncompliance with performance standards and customer guarantees that are not paid to customers will be paid to EnergyShare of Wyoming.
Wy 2.	MEHC and PacifiCorp will make it a priority to provide safe, adequate, and reliable service at reasonable rates.
Wy 3.

PacifiCorp or MEHC will notify the Commission in writing prior to implementation of plans by PacifiCorp or MEHC: (1) to form an affiliate for the purpose of transacting business with PacifiCorp’s regulated operations; (2) to commence new business transactions between an existing affiliate and PacifiCorp; or (3) to dissolve an affiliate which has transacted substantial business with PacifiCorp.

Wy 4.

MEHC and PacifiCorp commit to initiate a proceeding in Wyoming within 90 days of the close of the transaction for Commission review and determination of appropriate avoided cost methodologies for qualifying facilities over 1 MW in Wyoming.

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Wy 5.

MEHC and PacifiCorp commit to meet with the Parties no later than 30 days after the close of the transaction to begin dialogue on and evaluation of DSM programs offered by PacifiCorp in other states that could be prudent and cost effective for Wyoming. PacifiCorp will make a best-efforts attempt to file an application with the Commission prior to December 31, 2006, or sooner if practical, to implement prudent and cost effective DSM programs in Wyoming that can be shown to be in the public interest and to propose in the application an appropriate cost recovery mechanism.

Wy 6.

With respect to any proceeding, including but not limited to any rate case, tariff filing, pass-through application, show cause, complaint or other proceeding, wherein PacifiCorp’s Wyoming retail rates are based, in whole or in part, upon PacifiCorp’s wholesale power transactions, PacifiCorp and MEHC acknowledge that the Commission has jurisdiction to determine the prudence of PacifiCorp’s wholesale power transactions and whether PacifiCorp’s retail rates are just and reasonable. To the extent PacifiCorp contends the Commission is required to include the costs of the wholesale power transactions in Wyoming retail rates, PacifiCorp and MEHC commit that PacifiCorp will raise and litigate such issues before the Commission. To the extent decisions regarding such issues are within the areas reserved to the exclusive jurisdiction of the Commission, PacifiCorp and MEHC agree that any challenge to the Commission order will be in the form of an appeal of that order.

Wy 7.

MEHC and PacifiCorp commit to $142.5 million (total company amount) of offsetable rate credits as reflected in Appendix 2 and as described in the following Commitments Wy 8 through Wy 12. These rate credits will be reflected in rates on the effective date of new rates as determined by the Commission in a general rate case. The rate credits will terminate on December 31, 2010, to the extent not previously offset, unless otherwise noted. The rate credits in Commitments Wy 8 and Wy 12 are subject to deferred accounting as specified therein. Where total company values are referenced, the amount allocated to Wyoming will equal the Wyoming-allocated amount using Commission-adopted allocation factors.

Wy 8. a)

MEHC and PacifiCorp commit to reduce the annual non-fuel costs to PacifiCorp customers of the West Valley lease by $0.417 million per month (total company) or an expected $3.7 million in 2006 (assuming a March 31, 2006 transaction closing), $5 million in 2007 and $2.1 million in 2008 (the lease terminates May 31, 2008), which shall be the amounts of the total company rate credit. Beginning with the first month after the close of the

Commitments - 16

transaction to purchase PacifiCorp, Wyoming’s share of the monthly rate credit will be deferred for the benefit of customers and accrue interest at PacifiCorp’s authorized rate of return. (This commitment is reflected in Row 1 of Appendix 2.)

b)

This commitment is offsetable, on a prospective basis, to the extent PacifiCorp demonstrates to the Commission’s satisfaction, in the context of a general rate case, that such West Valley non-fuel cost savings:

i)	are reflected in PacifiCorp’s rates; and,
ii)

there are no offsetting actions or agreements by MEHC or PacifiCorp for which value is obtained by PPM or an affiliated company, which, directly or indirectly, increases the costs PacifiCorp would otherwise incur.

Wy 9. a)

MEHC and PacifiCorp will hold customers harmless for increases in costs retained by PacifiCorp that were previously assigned to affiliates relating to management fees. The total company amount assigned to PacifiCorp’s affiliates is $1.5 million per year, which is the amount of the total company rate credit. This commitment expires on December 31, 2010. This Commitment is in lieu of Commitment 38, and a state must choose between this Commitment Wy 9 and Commitment 38. (The commitment is reflected in Row 2 of Appendix 2).

b)	This commitment is offsetable to the extent PacifiCorp demonstrates to the Commission’s satisfaction, in the context of a general rate case the following:
i)	Corporate allocations from MEHC to PacifiCorp included in PacifiCorp’s rates are less than $7.3 million;
ii)	Costs associated with functions previously carried out by parents to PacifiCorp and previously included in rates have not been shifted to PacifiCorp or otherwise included in PacifiCorp’s rates; and
iii)

Costs have not been shifted to operational and maintenance accounts (FERC accounts 500-598), customer accounts (FERC accounts 901-905), customer service and informational accounts (FERC accounts 907-910), sales accounts (FERC accounts 911-916), capital accounts, deferred debit accounts, deferred credit accounts, or other regulatory accounts.

Commitments - 17

Wy 10.a)

MEHC commits to use an existing, or form a new, captive insurance company to provide insurance coverage for PacifiCorp’s operations. The costs of forming such captive will not be reflected in PacifiCorp’s regulated accounts, nor allocated directly or indirectly to PacifiCorp. Such captive shall be comparable in costs and services to that previously provided through ScottishPower’s captive insurance company Dornoch. MEHC further commits that insurance costs incurred by PacifiCorp from the captive insurance company for equivalent coverage for calendar years 2006 through 2010, inclusive, will be no more than $7.4 million (total company). Oregon Commission Staff has valued the potential increase in PacifiCorp’s total company revenue requirement from the loss of ScottishPower’s captive insurance affiliate as $4.3 million annually, which shall be the amount of the total company rate credit. This commitment expires on December 31, 2010.

b)

This commitment is offsetable if PacifiCorp demonstrates to the Commission’s satisfaction, in the context of a general rate case, the costs included in PacifiCorp’s rates for such insurance coverage is not more than $7.4 million (total company). (This commitment is reflected in Row 3 in Appendix 2.)

Wy 11.a)

MEHC and PacifiCorp will hold customers harmless for increases in costs resulting from PacifiCorp corporate costs previously billed to PPM and other former affiliates of PacifiCorp. Oregon Commission Staff has valued the potential increase in total company revenue requirement if these costs are not eliminated as $7.9 million annually (total company) through December 31, 2010 and $6.4 million annually (total company) from January 1, 2011 through December 31, 2015, which shall be the amounts of the total company rate credit. This commitment shall expire on the earlier of December 31, 2015 or when PacifiCorp demonstrates to the Commission’s satisfaction, in the context of a general rate case, that corporate costs previously billed to PPM and other former affiliates have not been included in PacifiCorp’s rates. This Commitment is in lieu of Utah Commitment 38, and a state must choose between this Commitment Wy 11 and Commitment 38.

b)

This commitment is offsetable to the extent PacifiCorp demonstrates to the Commission’s satisfaction, in the context of a general rate case, that corporate costs previously billed to PPM and other former affiliates have not been included in PacifiCorp’s rates. (The commitment is reflected in Row 4 of Appendix 2.)

Commitments - 18

Wy 12.a)

MEHC and PacifiCorp commit that PacifiCorp’s total company A&G costs as reflected in FERC Accounts 920 through 935 will be reduced by $6 million annually from a baseline amount of $228.8 million. The maximum amount of the total company rate credit in any year is $6 million per year. This commitment expires December 31, 2010. Beginning with the first month after the close of the transaction, Wyoming’s share of the $0.5 million monthly rate credit will be deferred for the benefit of customers and accrue interest at PacifiCorp’s authorized rate of return. This Commitment is in lieu of Commitments 22 and U 23 from the Utah settlement, and a state must choose between this Commitment Wy 12 and Commitments 22 and U 23.

b)

The credit will be offsetable on a prospective basis, for every dollar that PacifiCorp demonstrates to the Commission’s satisfaction, in a subsequent general rate case, that total company A&G expenses included in PacifiCorp’s rates (including any adjustments adopted by the Commission to these categories) are less than $6 million above the “Stretch Goal” and have not been shifted to other regulatory accounts. The 2006 Stretch Goal will be $222.8 million. Subsequent Stretch Goals shall equal the 2006 Stretch Goal multiplied by the ratio of the Global Insight’s Utility Cost Information Service (UCIS)-Administrative and General – Total Operations and Maintenance Index (INDEX CODE Series JEADGOM), for the test period divided by the 2006 index value. If another index is adopted in a future PacifiCorp case, that index will replace the aforementioned index and will be used on a prospective basis only. If this occurs, the Stretch Goal for future years will equal the Stretch Goal from the most recent full calendar year multiplied by the ratio of the new index for the test period divided by the new index value for that same most recent full calendar year.

Wy 13.

The premium paid by MEHC for PacifiCorp will be recorded in the accounts of the acquisition company and not in the utility accounts of PacifiCorp. By this commitment, MEHC and PacifiCorp are not agreeing or otherwise committing to waive any arguments that they might have pertaining to a symmetrical expense adjustment based on the regulatory theory of the matching principle in the event a party in a proceeding before the Commission proposes an adjustment to PacifiCorp’s revenue requirement associated with the imputation of benefits (other than those benefits committed to in this transaction) accruing from PPW Holdings LLC, MEHC, or affiliates. MEHC and PacifiCorp acknowledge that neither the Commission nor any party to this proceeding is being asked to agree with or accept any such arguments or to waive any right to assert or adopt such positions regarding the prudence, just and reasonable character, rate or ratemaking impact or treatment, or public interest as they deem appropriate pertaining to this commitment.

Commitments - 19

Wy 14.

MEHC and PacifiCorp commit to use asymmetrical pricing for affiliate charges or costs not covered by the provisions of the IASA, if a readily identifiable market for the goods, services or assets exists, and if the transaction involves a cost of more than $500,000.

Wy 15.a)

MEHC commits that immediately following the closing of the transaction, the acquiring company (PPW Holdings LLC) will have no debt in its capital structure. MEHC and PacifiCorp commit that the consolidated capital structure of PPW Holdings LLC will not contain common equity capital below the following percentages of its Total Capital as defined in Commitment 18b:

Commitments - 20

48.25% from the date of the close of the transaction through December 31, 2008;

47.25% from January 1, 2009 through December 31, 2009;

46.25% from January 1, 2010 through December 31, 2010;

45.25% from January 1, 2011 through December 31, 2011;

44.00% after December 31, 2011.

b)	MEHC and PacifiCorp commit that the consolidated capital structure of PPW Holdings LLC will not contain common equity capital below 35% of its Total Adjusted Capital as defined in Commitment 18c.
c)	MEHC will provide the Commission 30 days prior notice if PPW Holdings LLC intends to issue debt.
Wy 16.	MEHC commits that no amendments, revisions or modifications will be made to the ring-fencing provisions of Commitment 11 b) without prior notice to the Commission.
Wy 17.

Within three months of closing of the transaction, MEHC commits to obtain a non-consolidation opinion that demonstrates that the ring fencing around PPW Holdings LLC is sufficient to prevent PPW Holdings LLC and PacifiCorp from being pulled into an MEHC bankruptcy. MEHC commits to promptly file such opinion with the Commission. If the ring-fencing provisions of this agreement are insufficient to obtain a non-consolidation opinion, MEHC agrees to promptly undertake the following actions:

a)	Notify the Commission of this inability to obtain a non-consolidation opinion.
b)	Propose and implement, upon Commission approval, such ring-fencing provisions that are sufficient to prevent PPW Holdings LLC from being pulled into an MEHC bankruptcy.

Commitments - 21

c)	Obtain a non-consolidation opinion.
Wy 18.

MEHC and PacifiCorp commit that in the event that PacifiCorp obtains a loan from its parent company or any affiliated company, PacifiCorp will, in any subsequent rate proceeding demonstrate that the debt obligation interest, terms, and conditions are comparable to or less than what PacifiCorp could have obtained in the market at the time of the debt was obtained by PacifiCorp, that the loan is on reasonable terms and without markup to the holding company’s cost of funds, and that the debt procurement will not interfere with any ring-fencing mechanisms that secure the utility.

Wy 19.

MEHC and PacifiCorp support making wind generation in Wyoming an important part of PacifiCorp’s renewable resource portfolio to the extent that it is cost-effective to do so. MEHC and PacifiCorp will give appropriate consideration to Wyoming wind generation in performing Commitments 40, 53, Wy 20, Wy 21 and Wy 22.

Wy 20.	PacifiCorp agrees to include the following items in the 2006 IRP:
a)	a wind penetration study to reappraise wind integration costs and cost-effective renewable energy levels; and
b)

an assessment of transmission options for PacifiCorp’s system identified in the RMATS scenario 1 related to facilitating additional generation at Jim Bridger and, on equal footing, new cost-effective wind resources.

Wy 21.a)

Concurrent with its next IRP filing, PacifiCorp commits to file a ten-year plan for achieving the 1400 MW renewables target, including specific milestones over the ten years when resources will be added. The filing will include a ten-year plan for installing transmission that will facilitate the delivery of renewable energy and the achievement of its 2015 goal of at least 1400 MW of cost-effective renewable energy. Within six (6) months after the close of the transaction, MEHC and PacifiCorp will file with the Commission a preliminary plan for achieving the 1400 MW renewable target.

b)	PacifiCorp commits to address as part of its next IRP the appropriate role of incremental hydropower projects in meeting the 1400 MW renewables target.
Wy 22.	To the extent available, MEHC and PacifiCorp commit to have 400 MW of cost effective new renewable resources in PacifiCorp’s generation portfolio by

Commitments - 22

December 31, 2007. The 400 MW will include Wolverine Creek (64.5 MW) and Cove Fort (42 MW). MEHC and PacifiCorp will analyze the projects consistent with applicable regulatory rules and orders in effect at the time and as informed by the IRP. Resource identification shall be performed using an RFP procedure. If PacifiCorp fails to meet this 400 MW target it will disclose to signatories (excluding any bidders and affiliates of bidders) the cost-effectiveness analysis it used when rejecting the lowest cost projects. PacifiCorp shall file a report, on the status of meeting this target, with the Commission no later than six months after close of the transaction. In evaluating acquisition of renewable energy, all other things being equal, MEHC and PacifiCorp will not prefer ownership of facilities.

Wy 23.a)

MEHC and PacifiCorp commit to complete as soon as practical after close of the transaction, a system impact study and commence a facilities study to examine the feasibility of construction of transmission facilities from the Jim Bridger generating facilities to Ben Lomond.

b)

In addition to analyzing the system impacts of the Jim Bridger to Ben Lomand transmission facilities, MEHC and PacifiCorp will request that a system impact study also analyze the system impacts of combining the Bridger to Ben Lomond project with the Jim Bridger to Miners substation project addressed in Commitment 53.

c)

Upon receipt of the results of the system impact studies provided for in Commitment 53 and this Commitment Wy 23, MEHC or PacifiCorp will review and discuss with stakeholders the desirability and economic feasibility of performing a subsequent facilities study for the Bridger to Miners transmission project.

Wy 24.

MEHC, and where appropriate PacifiCorp, will continue to work with stakeholders to identify and consider the feasibility of additional cost-effective transmission infrastructure in the states served by PacifiCorp. In addition to the transmission projects identified in the other commitments, MEHC will consider the Trans-West Express project as a potential for analysis.

Wy 25.

MEHC and PacifiCorp commit to form an IGCC Working Group, sponsored by PacifiCorp to discuss various policy and technology issues associated with IGCC, carbon capture, and sequestration. Working Group members would include representatives from major stakeholder and regulatory groups, PacifiCorp and MEHC officials, and others as appropriate. The Working

Commitments - 23

Group will include Wyoming stakeholders as well. Some issues and challenges to development that would be considered by the Working Group would include:

•	the status of development of carbon sequestration policy and methods, including requirements for monitoring and verifying sequestration options;
•	information sharing, so that, to the extent possible, all parties develop a shared understanding of expected IGCC technology benefits, expected capital and O&M costs, and potential risks;
•	information sharing to understand such terms and associated requirements with concepts such as “carbon capture ready” and “permanent sequestration”;
•	issues related to technology of and permitting for IGCC air emissions, waste disposal, water use and site usage;
•	commercial terms and conditions associated with IGCC plant development, construction, and maintenance;
•	implications of Utah SB 26 on development of IGCC plants given the implications of long development lead times, development costs, project risk, and cost uncertainty; and
•

the allocation of risk between shareholders and ratepayers of additional carbon dioxide emissions in the event PacifiCorp proceeds with a coal unit that is not able to capture and store carbon emissions.

The IGCC Working Group would meet periodically to discuss the above issues and identify possible solutions, and to stay abreast of the evolving technology and commercial environment.

Wy 26.	MEHC and PacifiCorp commit to the following, subject to the parties supporting timely recovery of prudent costs:
a)

MEHC and PacifiCorp commit to study the economics and viability of an IGCC option and will include the results of this study as a resource alternative to inform the resource selection and RFP process currently underway related to the 2012 resource need identified in the Company’s IRP. PacifiCorp will suggest procedural schedules that will facilitate this commitment. As soon as practical, but not later than three months after the closing of the transaction, PacifiCorp will provide to the parties estimated cost and timeline ranges for completion of an IGCC project, as well as potential resource alternatives if an IGCC design is not reasonably achievable in time to economically meet the resource need presently identified in 2012 from a customer and shareholder perspective.

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b)

PacifiCorp will perform initial conceptual and siting studies, general feasibility studies, and, where appropriate, other more detailed studies and engineering work, for an IGCC plant for the 2014 resource need identified in the October 2005 IRP Update. The studies will include an evaluation of the expected cost and performance impacts of constructing a plant to be carbon capture ready. These studies will be performed in parallel with similar studies to evaluate other generation technologies. Such studies will be completed within the next IRP cycle.

c)

PacifiCorp will include a utility self-build option of an IGCC unit in any RFPs for the 2014 and later non-renewable resource needs, whether or not the IGCC option is found to be PacifiCorp’s preferred cost-based alternative, and present PacifiCorp’s evaluation of the IGCC option against another self-build alternative(s) as part of the Utah SB 26 process. This will include an evaluation of the cost and performance impacts of the IGCC resource being constructed to be carbon capture ready.

Wy 27.

MEHC and PacifiCorp commit to a contribution level for Wyoming low-income bill payment assistance in the amount of $70,000 annually, for a five-year period beginning July 1, 2006. The contributions may be comprised of contributions from corporate, employee, other sources, and customer donations. The corporate contribution will be recorded in non-utility accounts. Before the end of the five-year period, MEHC and PacifiCorp commit to work with low-income advocates and customer groups to evaluate additional contributions.

Wy 28.

MEHC commits to provide shareholder funding to hire a consultant to study and design for possible implementation of an arrearage management project for low-income customers that could be made applicable to Wyoming and other states that PacifiCorp serves. PacifiCorp will provide a resource for facilitation of a working group to oversee the project. The study shall commence no later than 180 days after close of the transaction and be completed, through the issuance of a formal report to the Commission, no later than 365 days after close of the transaction. MEHC recognizes that such a program may have to be tailored to best fit the unique low-income environment of each individual state. The project will be developed by PacifiCorp in conjunction with the relevant regulatory and governmental agencies, low-income advocates, and other interested parties in each state that is interested in participating. The goals for the project will include reducing service terminations, reducing referral of delinquent customers to third party collection agencies, reducing collection litigation and reducing arrearages and

Commitments - 25

increasing voluntary customer payments of arrearages. The costs of this study will be at least $66,000 on a total company basis paid for by shareholders. If less than six states participate, the amount of the shareholder funds will be reduced proportionally.

Wy 29.

The Chairman of the Board of PacifiCorp and the President of PacifiCorp will meet at least annually with the Commission to discuss (1) corporate presence status, plans and commitments, and (2) customer service issues. Senior executives of MEHC and PacifiCorp will also meet regularly with the Commission’s Staff and the Office of Consumer Advocate to discuss regulatory and customer service issues, including the issues discussed at the meetings among the Chairman of the Board of PacifiCorp, the President of PacifiCorp and the Commission.

Wy 30.

MEHC and PacifiCorp will provide the Commission access to corporate minutes, including Board of Director’s minutes and all committee minutes, along with any related source documents that are relevant to the business and risk analysis of PacifiCorp. PacifiCorp and the Commission Staff will establish an agreeable procedure to review these confidential documents in Portland, Oregon, Salt Lake City, Utah or Cheyenne, Wyoming.

Wy 31.

MEHC and PacifiCorp will provide the Commission access to operational, internal and risk audit reports and documentation. PacifiCorp and the Commission Staff will establish an agreeable procedure to review these confidential documents and the timeline to provide an annual listing of such audits.

Wy 32.

A near-final draft agreement for PPW Holdings LLC that contains the ring-fencing provisions of Commitment 11 will be sent to the Commission Staff by February 1, 2006. The final signed agreement will be filed with the Commission within 30 days after the close of the transaction.

Wy 33.

Applicants acknowledge that the Commitments are being made by MEHC and PacifiCorp and are binding only upon them (and their affiliates where noted). Applicants are not requesting in this proceeding a determination of the prudence, just and reasonable character, rate or ratemaking treatment, or public interest of the investments, expenditures or actions referenced in the Commitments, and the Parties in appropriate proceedings may take such

Commitments - 26

positions regarding the prudence, just and reasonable character, rate or ratemaking treatment, or public interest of the investments, expenditures or actions as they deem appropriate.

Wy 34.

At the time of the closing of the transaction, MEHC will file with the Commission a letter from Berkshire Hathaway committing to be bound by Commitments 4 and 5 and any other commitments applicable to affiliates of MEHC.

Commitments - 27

APPENDIX 1

PPW HOLDINGS LLC RINGFENCING PROVISIONS

4.	Purposes.
(a)	The purposes of the Company are to engage in the following activities:

1.        to purchase and own 100% of the capital stock in PacifiCorp (“PacifiCorp”; and any equity interest therein, an “Equity Interest”);

2.       in connection with the purchase of the Equity Interest, to negotiate, authorize, execute, deliver and perform documents including, but not limited to, that certain Assignment and Assumption of Stock Purchase Agreement between the Member and the Company pursuant to which the Member will assign to the Company all of the Member’s rights and obligations under that certain Stock Purchase Agreement, between the Member and the other persons parties thereto, dated as of May 23, 2005 and any other agreement or document contemplated thereby (the “Transaction Documents”); and

3.        to do such other things and carry on any other activities, and only such things and activities, which the Board, defined herein, determines to be necessary, convenient or incidental to any of the foregoing purposes, and to have and exercise all of the power and rights conferred upon limited liability companies formed pursuant to the Act in furtherance of the foregoing.

(b)      The Company, by or through one or more Officers of the Company, may enter into and perform the Transaction Documents and all documents, agreements, certificates or financing statements contemplated thereby or related thereto, with such final terms and provisions as the Officer or Officers of the Company executing the same shall approve, his or their execution thereof to be conclusive evidence of his or such approval, all without any further act, vote or approval of the Member, the Board of Directors or any other Officer notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. All actions taken by the Member, any Director or Officer on behalf of the Company or on behalf of any of its affiliates prior to the date hereof, to effect the transactions contemplated by the Transaction Documents or the formation of the Company, are hereby ratified, approved and confirmed in all respects. Simultaneously with or following the execution of this Agreement the Company may enter into each of the Transaction Documents with such final terms and provisions as the Officer or Officers of the Company executing the same shall approve, his or their execution thereof to be conclusive evidence of his or their approval.

5.	Management.

(a)      Board of Directors. The business and affairs of PPW Holdings, LLC (the “Company”) shall be managed by or under the direction of a board of one or more Directors (the “Board”); provided that from and after the purchase of an equity interest in PacifiCorp (an

Appendix - 1

“Equity Interest”), and for so long as the Company shall own an Equity Interest, one of the members of the Board shall be an Independent Director.

An “Independent Director” shall mean a member of the Board who is not at the time of initial appointment, or at any time while serving on the Board, and has not been at any time during the preceding five (5) years: (a) a member, stockholder, director (except as such Independent Director of the Company), officer, employee, partner, attorney or counsel of the Company or any affiliate of the Company; (b) a creditor, customer other than a consumer, supplier or other person who has derived in any one of the preceding (5) calendar years revenues from its activities with the Company or any affiliate of the Company (except as such Independent Director); (c) a person related to or employed by any person described in clause (a) or clause (b) above, or (d) a trustee, conservator or receiver for the Company or any affiliate of the Company. As used in this definition, “affiliate” shall have the meaning given to such term under Rule 405 under the Securities Act of 1933, as amended.

Except as otherwise provided in this Section 1(a) with respect to the Independent Director, MidAmerican Energy Holdings Company (the “Member”) by unanimous vote or unanimous written consent, may determine at any time in its sole and absolute discretion, the number of Directors to constitute the Board. The initial number of Directors shall be two. At the time of the purchase of an Equity Interest by the Company, if one of the Directors is not then a qualified Independent Director, the number of Directors on the Board shall be automatically increased by one, such additional position to be filled as soon as practicable by an Independent Director selected by a majority vote of all of the Directors then in office. Each Director elected, designated or appointed shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation or removal. Each Director shall be a “manager” within the meaning of the Limited Liability Company Act of the State of Delaware (the “Act”).

(b)      Powers. Subject to this Section 1, the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Except as provided in the certificate and subject to Section 2(e), the Board has the authority to bind the Company by a majority of the votes held by the Directors. For purposes of voting, each Director shall have one vote.

(c)      Quorum; Acts of the Board. At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement or in the certificate of incorporation, the act of a majority of the votes held by the Directors present at any meeting at which there is a quorum shall be the act of the Board. In the case of an act which requires the unanimous vote of the Directors and/or the vote of the Independent Director, only the presence at the subject meeting of all of the Directors, including the Independent Director, shall constitute a quorum. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without written notice other than announcement at the meeting, until a quorum shall be present.

(d)      Removal of Directors. Unless otherwise restricted by law, any Director or the entire Board may be removed, with or without cause, by the Member, and subject to Section

Appendix - 2

2, any vacancy caused by any such removal may be filled by action of the Member. In the event of the removal of the Independent Director or other event that causes the Independent Director to cease to be an Independent Director on the Board, no action requiring the vote of the Independent Director shall take place until such time as a replacement Independent Director is elected to the Board by the Member.

(e)      Limitations on the Company’s Activities.

1.        This Section 2(e) is being adopted in order to qualify the Company as a “special purpose entity” and so long as the Company holds or owns an Equity Interest, this Section 2(e) shall govern the activities of the Company notwithstanding any other provision of this Agreement.

2.        So long as the Company holds or owns an Equity Interest, the Board shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. At all times, unless otherwise provided in that certain Stock Purchase Agreement, between the Member and the other persons parties thereto, dated as of May 23, 2005 and any other agreement or document contemplated thereby (the “Transaction Documents”), the Board shall cause the Company to:

a)	maintain its own separate books and records, financial statements, and bank accounts;
b)

except for tax and accounting purposes, at all times hold itself out to the public as a legal entity separate from the Member and any other Person and not identify itself as a division of any other Person;

c)	have a Board, the composition of which in sum is unique from that of any other Person;
d)	file its own tax returns, if any, as may be required under applicable law, and pay any taxes required to be paid under applicable law;
e)	not commingle its assets with assets of any other Person;
f)	conduct its business in its own name and hold all of its assets in its own name;
g)	pay its own liabilities only out of its own funds;
h)	maintain an arm’s length relationship with its affiliates, including its Member;
i)	from its own funds, pay the salaries of its own employees;

Appendix - 3

j)	not hold out its credit as being available to satisfy the obligations of others;
k)

maintain its own office and telephone line separate and apart from its affiliates, although it may lease space from an affiliate and share a phone line with an affiliate, having either a separate number or extension, and in furtherance thereof allocate fairly and reasonably any overhead for shared office space;

l)	use separate stationery, invoices and checks bearing its own name;
m)	not pledge its assets for the benefit of any other Person;
n)	correct any known misunderstanding regarding its separate identity;
o)	maintain adequate capital and an adequate number of employees in light of its contemplated business purposes; and
p)	not acquire any obligations or securities of the Member or its affiliates, other than an Equity Interest.

Failure of the Company to comply with any of the foregoing covenants shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Directors.

3.        So long as the Company holds or owns an Equity Interest and unless otherwise provided in the Transaction Documents, the Company shall not:

a)

become or remain liable, directly or contingently, in connection with any indebtedness or other liability of any other person or entity, whether by guarantee, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds, or otherwise;

b)

grant or permit to exist any lien, encumbrance, claim, security interest, pledge or other right in favor of any person or entity in the assets of the Company or any interest (whether legal, beneficial or otherwise) in any thereof;

c)	engage, directly or indirectly, in any business other than as permitted to be performed under the Company’s limited liability company operating agreement;
d)

make or permit to remain outstanding any loan or advance to, or own or acquire (a) indebtedness issued by any other person or entity, or (b) any stock or securities of or interest in, any person or entity, other than the Equity Interest;

Appendix - 4

e)

enter into, or be a party to, any transaction with any of its affiliates, except (A) in the ordinary course of business, (B) pursuant to the reasonable requirements and purposes of its business and (C) upon fair and reasonable terms (and, to the extent material, pursuant to written agreements)) that are consistent with market terms of any such transactions entered into by unaffiliated parties;

f)	make any change to its name or principal business or use of any trade names, fictitious names, assumed names or “doing business as” names.

4.        So long as the Company holds or owns an Equity Interest, none of the Company, the Member or the Board shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of all of the Directors on the Board, including the Independent Director, (a) to consolidate, merge, dissolve, liquidate or sell all or substantially all of the Company’s assets or (b) to institute proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a voluntary petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or to the fullest extent permitted by law, to take any action in furtherance of any such action. Moreover, the Board may not vote on, or authorize the taking of, any of the foregoing actions unless there is at least one Independent Director then serving in such capacity.

(f)        Limitations on Distributions. So long as the Company owns or holds an Equity Interest, the Company shall not permit PacifiCorp to declare or make any Distribution to the Company or any other person that owns or holds an Equity Interest, unless, on the date of such Distribution, either:

1.        at the time and as a result of such Distribution, PacifiCorp’s Leverage Ratio does not exceed 0.65:1 and PacifiCorp’s Interest Coverage Ratio is not less than 2.5:1; or

2.        (if PacifiCorp is not in compliance with the foregoing ratios) at such time, PacifiCorp’s senior unsecured long term debt rating is at least BBB (or its then equivalent) with Standard & Poor’s Ratings Group and Baa2 (or its then equivalent) with Moody’s Investors Service, Inc.

For purposes of this Section 2(f), the following terms shall be defined as follows:

“Capitalized Lease Obligations” means all lease obligations of PacifiCorp and its Subsidiaries which, under GAAP, are or will be required to be capitalized, in each

Appendix - 5

case taken at the amount thereof accounted for as indebtedness in conformity with such principles.

“Consolidated Current Liabilities” means the consolidated current liabilities of PacifiCorp and its Subsidiaries, but excluding the current portion of long term Indebtedness which would otherwise be included therein, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Debt” means, at any time, the sum of the aggregate outstanding principal amount of all Indebtedness for Borrowed Money (including, without limitation, the principal component of Capitalized Lease Obligations, but excluding Currency, Interest Rate or Commodity Agreements and all Consolidated Current Liabilities) of PacifiCorp and its Subsidiaries, as determined on a consolidated basis in conformity with GAAP.

“Consolidated EBITDA” means, for any period, the sum of the amounts for such period of PacifiCorp’s (i) Consolidated Net Operating Income, (ii) Consolidated Interest Expense, (iii) income taxes and deferred taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, (v) amortization expense, and (vi) all other non-cash items reducing Consolidated Net Operating Income, less all non-cash items increasing Consolidated Net Operating Income, all as determined on a consolidated basis in conformity with GAAP; provided, that to the extent PacifiCorp has any Subsidiary that is not a wholly owned Subsidiary, Consolidated EBITDA shall be reduced by an amount equal to the Consolidated Net Operating Income of such Subsidiary multiplied by the quotient of (A) the number of shares of outstanding common stock of such Subsidiary not owned on the last day of such period by PacifiCorp or any Subsidiary of PacifiCorp divided by (B) the total number of shares of outstanding common stock of such Subsidiary on the last day of such period.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness for Borrowed Money (including amortization of original issue discount on any Indebtedness and the interest portion on any deferred payment obligation, calculated in accordance with the effective interest method of accounting; and all commissions, discounts and other fees and charges owed with respect to bankers’ acceptance financing) and the net costs associated with Interest Rate Agreements and all but the principal component of rentals in respect of Capitalized Lease Obligations, paid, accrued or scheduled to be paid or to be accrued by PacifiCorp and each of its Subsidiaries during such period, excluding, however, any amount of such interest of any Subsidiary of PacifiCorp if the net operating income (or loss) of such Subsidiary is excluded from the calculation of Consolidated Net Operating Income for such Subsidiary pursuant to clause (ii) of the definition thereof (but only in the same proportion as the net operating income (or loss) of such Subsidiary is excluded), less consolidated interest income, all as determined on a consolidated basis in conformity with GAAP; provided that, to the extent that PacifiCorp has any Subsidiary that is not a wholly owned Subsidiary, Consolidated Interest Expense shall be reduced by an amount equal to such interest expense of such Subsidiary multiplied by the quotient of (A) the

Appendix - 6

number of shares of outstanding common stock of such Subsidiary not owned on the last day of such period by PacifiCorp or any Subsidiary of PacifiCorp divided by (B) the total number of shares of outstanding common stock of such Subsidiary on the last day of such period.

“Consolidated Net Operating Income” means, for any period, the aggregate of the net operating income (or loss) of PacifiCorp and its Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded from any calculation of Consolidated Net Operating Income (without duplication): (i) the net operating income (or loss) of any person (other than a Subsidiary) in which any other person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to PacifiCorp or another Subsidiary of PacifiCorp during such period; (ii) the net operating income (or loss) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net operating income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or license; and (iii) all extraordinary gains and extraordinary losses.

“Currency, Interest Rate or Commodity Agreements” means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks, it is being understood, for purposes of this definition, that the term “energy” shall include, without limitation, coal, gas, oil and electricity.

“Distribution” means any dividend, distribution or payment (including by way of redemption, retirement, return or repayment) in respect of shares of capital stock of PacifiCorp.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Indebtedness” means, with respect to PacifiCorp or any of its Subsidiaries at any date of determination (without duplication), (i) all Indebtedness for Borrowed Money, (ii) all obligations in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iii) all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables, (iv) all Capitalized Lease Obligations, (v) all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of PacifiCorp or any of its Subsidiaries, whether or not such indebtedness is assumed; provided, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination, and (B) the amount of the secured indebtedness, (vi) all indebtedness of other persons of the types specified in the preceding clauses (i) through

Appendix - 7

(v), to the extent such indebtedness is guaranteed by PacifiCorp or any of its Subsidiaries, and (vii) to the extent not otherwise included in this definition, obligations under Currency, Interest Rate or Commodity Agreements. The amount of Indebtedness at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the maximum liability of any contingent obligations of the types specified in the preceding clauses (i) through (vii) at such date; provided, that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Indebtedness for Borrowed Money” means any indebtedness (whether being principal, premium, interest or other amounts) for (i) money borrowed, (ii) payment obligations under or in respect of any trade acceptance or trade acceptance credit, or (iii) any notes, bonds, debentures, debenture stock, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash; provided, however, in each case that such term shall exclude any indebtedness relating to any accounts receivable securitizations.

“Interest Coverage Ratio” means, with respect to PacifiCorp on any Measurement Date, the ratio of (i) the aggregate amount of Consolidated EBITDA of PacifiCorp for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Measurement Date to (ii) the aggregate Consolidated Interest Expense during such four fiscal quarters.

“Leverage Ratio” means the ratio of Consolidated Debt to Total Capital, calculated on the basis of the most recently available consolidated balance sheet of PacifiCorp and its consolidated Subsidiaries (provided that such balance sheet is as of a date not more than 90 days prior to a Measurement Date) prepared in accordance with GAAP.

“Measurement Date” means the record date for any Distribution.

“Subsidiary” means, with respect to any person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the same time owned, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person, or (iii) one or more Subsidiaries of such person.

“Total Capital” of any person is defined to mean, as of any date, the sum (without duplication) of (a) Indebtedness for Borrowed Money, and (b) consolidated stockholder’s equity of such person and its consolidated Subsidiaries.”

Appendix - 8

6.	Independent Director.

From the time an Independent Director is initially appointed and for so long as the Company holds or owns an Equity Interest, the Company shall at all times have at least one Independent Director who, except as provided in Section 2(a), will be appointed by the Member. To the fullest extent permitted by Section 18-1101(c) of the Act, the Independent Director shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters that come before them. No Independent Director shall at any time serve as trustee in bankruptcy for any affiliate of the Company.

7.	Enforcement by Independent Director.

Notwithstanding any other provision of the Company’s limited liability operating agreement, the Member agrees that such agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Director, in accordance with its terms. In addition, the Independent Director shall be an intended beneficiary of the agreement.

8.	Dissolution.

(a)      The Company shall be dissolved, and its affairs shall be wound up only upon the entry of a decree of judicial dissolution under Section 18-802 of the Act; and shall not dissolve prior to the occurrence of such event, provided, however, to the fullest extent permitted by law, the Member and the Directors shall not make an application under Section 18-802 of the Act so long as the Company holds or owns an Equity Interest.

(b)      So long as the Company owns or holds an Equity Interest, the Member shall cause the Company to have, at all times, at least one person who shall automatically become a member having 0% economic interest in the Company (the “Springing Member”) upon the dissolution of the Member or upon the occurrence of any other event that causes the Member to cease being a member of the Company. Upon the occurrence of any such event, the Company shall be continued without dissolution and the Springing Member shall, without any action of any person or entity, automatically and simultaneously become a member of the Company having a 0% economic interest in the Company and the Personal Representative(s) (as defined in the Act) of the Member shall automatically become an unadmitted assignee of the Member, being entitled thereby only to the distributions to which the Member was entitled hereunder and any other right conferred thereupon by the Act. In order to implement the admission of the Springing Member as a member of the Company, the Springing Member has executed a counterpart to this Agreement as of the date hereof. Pursuant to Section 18-301 of the Act, the Springing Member shall not be required to make any capital contributions to the Company and shall not receive any limited liability company interest in the Company. Prior to its admission to the Company as a member of the Company pursuant to this Section 24(b), the Springing Member shall have no interest (economic or otherwise) and is not a member of the Company.

(c)      Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and upon the

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occurrence of such an event, the business of the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, the Member waives any right they might have under Section 18-801(b) of the Act to agree in writing to dissolve the Company upon the Bankruptcy of a Member or the occurrence of any other event that causes such Member to cease to be a member of the Company. “Bankruptcy” means, with respect to a Member, if the Member (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against itself an order for relief, in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of its properties, or (vii) 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, if the proceedings have not been dismissed, or if within 90 days after the appointment, without the Member’s consent or acquiescence, of a trustee, receiver or liquidator of the Member or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. With respect to the Member, the foregoing definition of “Bankruptcy” is intended to replace and shall supersede the definition of “bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

(d)      In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. Upon completion of the winding up process, the Board shall cause the execution and filing of a Certificate of Cancellation in accordance with Section 18-203 of the Act.

9.	Amendments.

Neither this Agreement nor the Certificate may be modified, altered, supplemented or amended (each such event being referred to as a “Change”) except pursuant to a written agreement executed and delivered by the Member. So long as the Company holds or owns an Equity Interest and PacifiCorp or any subsidiary thereof has any debt outstanding that is rated by Standard & Poor’s, Moody’s Investors Service, or by Fitch Ratings (each, a “Rating Agency”), no Change shall take effect unless (i) each Rating Agency rating such debt shall have delivered a written confirmation that such Change will not result in the downgrade or withdrawal of any such rating assigned by it to such debt, and (ii) the Independent Director shall have approved the Change in a vote of Directors if the Change relates to Section 1, Section 2(i) or Section 3; provided that none of the conditions identified in either of clause (i) or (ii) hereof needs be satisfied if the Change is designed to: (x) cure any ambiguity or internal inconsistency in this Agreement or the Certificate or (y) convert or supplement any provision hereof in a manner consistent with the intent of this Agreement or the Certificate.

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